   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996

                                                      REGISTRATION NO. 333-11297
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          INTROGEN THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                     2834                                    74-2704230
    (State or other jurisdiction of              (Primary Standard Industrial                     (I.R.S. Employer
     incorporation or organization)              Classification Code Number)                   Identification Number)

                              301 CONGRESS AVENUE
                                   SUITE 1850
                              AUSTIN, TEXAS 78701
                                 (512) 320-5010
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 DAVID G. NANCE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          INTROGEN THERAPEUTICS, INC.
                              301 CONGRESS AVENUE
                                   SUITE 1850
                              AUSTIN, TEXAS 78701
                                 (512) 320-5010
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                 ROBERT D. BROWNELL, ESQ.                                        JI HOON HONG, ESQ.
                   MARNIA NICHOLS, ESQ.                                         SHEARMAN & STERLING
             WILSON SONSINI GOODRICH & ROSATI                                   599 LEXINGTON AVENUE
                 PROFESSIONAL CORPORATION                                     NEW YORK, NEW YORK 10022
                    650 PAGE MILL ROAD                                             (212) 848-4000
               PALO ALTO, CALIFORNIA 94304
                      (415) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                   AGGREGATE OFFERING              AMOUNT OF
SECURITIES TO BE REGISTERED                                   PRICE (1)              REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value......................         $17,250,000                $14,000(2)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
(2) Previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 1996


                                2,500,000 SHARES


                                      LOGO
                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock offered hereby are being sold by Introgen Therapeutics, Inc. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be $6.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


     The Common Stock has been approved for quotation on the Nasdaq National Market System under the symbol "INGN" subject to official notice of issuance.

     Rhone-Poulenc Rorer Pharmaceuticals Inc., a party to a collaborative arrangement with the Company, has agreed to purchase $6.0 million of Common Stock concurrent with this offering in a private placement at a price per share equal to the price to public. See "Business of Introgen -- Collaborative Arrangements and Licensing Agreements."

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                            THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                                            Underwriting
                                           Price to         Discounts and       Proceeds to
                                            Public         Commissions(1)       Company(2)
-----------------------------------------------------------------------------------------------
Per Share............................          $                  $                  $
-----------------------------------------------------------------------------------------------
Total................................          $                  $                  $
-----------------------------------------------------------------------------------------------
Total Assuming Full Exercise of Over-
  Allotment Option(3)................          $                  $                  $
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) See "Underwriting."
(2) Before deducting expenses estimated at $750,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 375,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
1996.
                            ------------------------

PAINEWEBBER INCORPORATED  GENESIS MERCHANT GROUP
                                                         SECURITIES
                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1996.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                   [ARTWORK]

     Introgen's product development programs are at an early stage. Products, if any, resulting from such programs cannot be made available for commercial sale unless and until regulatory approval is obtained. The Company will be required to complete additional clinical trials to demonstrate the safety and efficacy of any potential products prior to filing for regulatory approval.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Except as set forth in the financial statements or as otherwise indicated, all information in this Prospectus assumes (i) the filing of the Company's restated Certificate of Incorporation authorizing a class of undesignated Preferred Stock, (ii) the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock, (iii) the adoption of the Director Option Plan and the Employee Stock Purchase Plan, (iv) the increase of shares of Common Stock authorized under the Incentive Stock Plan from 1,250,000 to 1,750,000, each of which will be effective as of the closing of this offering, (v) the purchase by RPR of $6.0 million of Common Stock concurrent with this offering in a private placement at a price per share equal to the price to public, and (vi) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting." Rhone-Poulenc Rorer Inc. and its wholly-owned subsidiaries are referred to in this Prospectus as "RPR." A glossary of defined terms and acronyms used herein is located on page 58. In addition, all information related to the Company's clinical data is reported as of September 27, 1996.

     Introgen, Introgen Therapeutics, Inc. and the Introgen logo are claimed as trademarks and service marks for the goods and services for which they are used. This Prospectus may also include names and marks of companies other than Introgen.

                                  THE COMPANY

     Introgen Therapeutics, Inc. ("Introgen" or the "Company") is focused on the development of gene therapy products to treat cancer by direct introduction of the therapeutic gene inside the body ("in vivo"). Introgen was the first company to treat a human patient with a cancer gene replacement therapy in vivo, and it is one of the few companies to have advanced to the clinic with more than one delivery system (vector). Gene therapy is a new technology that is being developed using genetic materials as therapeutic agents to treat genetic defects causing cancer and other diseases. For treating cancer, gene therapy seeks to restore or correct missing or aberrant gene functions either by the addition of normal genes ("gene replacement") or by neutralizing the activity of defective genes ("gene blocking"). Gene therapy in volves two significant components: the therapeutic genetic material and the system to deliver this material to the desired site. Introgen is developing two categories of gene cancer therapy products: (1) "gene replacement" products based on the p53 tumor suppressor gene and (2) "gene blocking" products designed to neutralize the activity of a mutant K-ras oncogene. Missing or dysfunctional p53 tumor suppressor genes are the single most common genetic alteration in cancer discovered to date and occur in over 50% of human cancers. Mutated K-ras oncogenes have been found in a variety of human cancers.

     The Company is currently conducting Phase I/II clinical trials in the United States of its lead products for the treatment of non-small cell ("NSC") lung cancer and head and neck cancer. Additional clinical trials are expected to commence in the United States, Europe and Asia over the next 12 to 18 months. These clinical trials would include multi-center, Phase II/III trials of Introgen's p53 "gene replacement" products. In addition, the Company is currently conducting preclinical studies, and expects to initiate Phase I and Phase I/II clinical trials, for products to treat cancers of the liver, bladder, ovaries, brain, breast and prostate, as well as malignant ascites from gastrointestinal cancers. The Company's current and expected clinical trials test the Company's products both alone and in combination with standard cancer treatments.

     Preliminary results from Introgen's Phase I/II human clinical trials indicate that its p53 "gene replacement" products demonstrate promise with respect to both lack of toxicity and tumor response. These trials have involved 361 doses of p53 injected into the tumors of 48 patients. Thirty-nine of these patients have been treated with p53 delivered by an adenoviral vector ("Ad-p53"), and nine patients have been treated with p53 delivered by a retroviral vector ("RV-p53"). There has been no clinically significant vector-related toxicity noted. Data from seven of the nine patients in Introgen's RV-p53 trial for lung cancer could be clinically evaluated with respect to tumor response. Two patients could not be evaluated in this study due to complications unrelated to the therapy. Of the seven patients evaluated, three showed tumor regression at the treatment site, and three showed tumor stabilization. All nine patients died subsequently from progression of untreated sites of disease, or other complications of cancer, unrelated to the efficacy or safety of the gene therapy. Preliminary data from Introgen's clinical trials of Ad-p53 for the treatment of head and neck cancer and lung cancer indicate that Ad-p53 injected into tumors produces an increase in p53 expression, programmed cell death ("apoptosis") and tumor necrosis. The results of the RV-p53 trial for lung cancer have been published in the September 1996 issue of the journal Nature Medicine.

     Development and commercialization of Introgen's p53 and K-ras products are being pursued in conjunction with RPR pursuant to a collaboration arrangement with potential aggregate payments to the Company of approximately $50.0 million prior to product commercialization (including approximately $24.7 million received to date for research and development payments and equity investments). The collaboration arrangement provides that Introgen is primarily responsible for completing the early stage research and development of products, which RPR is obligated to fund. If RPR elects, it shall be primarily responsible for the later stage development of the products. In North America, Introgen retains exclusive manufacturing rights and may elect to form a marketing collaboration with RPR with respect to collaboration products. Under such marketing collaboration, RPR and Introgen would share the costs and profits of marketing the collaboration products in North America. Introgen is entitled to royalties on product sales arising from RPR's exclusive marketing and manufacturing rights in Europe. Both parties may, at their own expense, develop and market products in Japan, Korea, China, Taiwan and India. Introgen and RPR have agreed that they will not market or license, and RPR will not develop, any p53 or K-ras gene therapy products prior to October 2004, except under the terms of the collaboration arrangement. Pursuant to the terms of a stock purchase agreement between the Company and RPR, RPR has agreed to purchase $6.0 million of Common Stock in a private placement concurrent with this offering at the price to public in this offering, as well as to make an additional equity investment of $2.5 million in 1997 and a potential future milestone payment of approximately $2.5 million (provided that the collaboration agreements remain in effect).

     Introgen has exclusively licensed 21 United States and 25 foreign patent applications from the University of Texas M.D. Anderson Cancer Center ("UTMDACC"). These licensed patent applications relate to the use of tumor suppressor genes in combination with DNA-altering treatments such as chemotherapy and radiation, as well as genes, viral and non-viral delivery systems, tissue-specific promoters and diagnostics. In January 1996, Introgen received a notice of allowance of a licensed patent application of UTMDACC covering certain recombinant p53 adenovirus compositions. Introgen is also funding research at UTMDACC and the Sidney Kimmel Cancer Center ("SKCC") and has the right to include certain patentable inventions that arise from the research under its exclusive license with the corresponding institution.

     The Company's objective is to remain a leading developer of gene therapy products for the treatment of cancer. To accomplish its objective, Introgen's strategy is to pursue rapid clinical development and regulatory approval of products that address severe life-threatening cancers; focus on key therapeutic genes; leverage collaborative arrangements; pursue and expand its patent portfolio; and, in the longer term, enhance the breadth of its existing product platform.

     The Company was incorporated in Delaware on June 17, 1993. The Company's principal executive offices are located at 301 Congress Avenue, Suite 1850, Austin, Texas 78701, and its telephone number is (512) 320-5010.
                         ------------------------------

     For a discussion of certain risk factors, including discussions regarding the Company's early stage of development, lack of commercially available products and uncertainties related to clinical trials, to be carefully considered when evaluating an investment in the shares of Common Stock offered hereby, see "Risk Factors."

                                  THE OFFERING


Common Stock Offered by the Company.........  2,500,000 shares(1)
Common Stock to be Outstanding after the
  Offering..................................  11,163,769 shares(2)
Use of Proceeds.............................  To fund product research and development, product clinical trials, manufacturing scale-up
                                              and capacity expansion, support of sponsored
                                              research programs, marketing and sales
                                              organization development, and other general
                                              corporate purposes.
Proposed Nasdaq National Market System
  Symbol....................................  INGN


---------------

(1) Does not include $6.0 million of Common Stock that RPR has agreed to purchase concurrent with this offering in a private placement at a price per share equal to the price to public.


(2) Includes 1,000,000 shares of Common Stock to be purchased by RPR concurrent with this offering in a private placement at an assumed price to the public of $6.00 per share. Excludes, as of September 30, 1996, 746,354 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the Company's Incentive Stock Plan at a weighted average exercise price of $0.65 per share and 114,251 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.17 per share. See "Management -- Stock Plans," "Certain Transactions" and Notes 3 and 8 of Notes to Financial Statements included herein.


                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        THREE MONTHS ENDED
                                          SEPTEMBER 30,                 YEAR ENDED JUNE 30,
                                       --------------------      ---------------------------------
                                        1996         1995         1996         1995        1994(1)
                                       -------      -------      -------      -------      -------
                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Collaborative research and
  development revenues from
  affiliate.......................     $ 2,588      $ 1,574      $10,449      $ 2,664      $    --
                                        ------      -------      -------
Operating expenses:
  Research and development........       3,026        1,640       11,020        3,372          571
  General and administrative......         192          177          972          624          115
                                        ------      -------      -------
     Total operating expenses.....       3,218        1,817       11,992        3,996          686
                                        ------      -------      -------
Loss from operations..............        (630)        (243)      (1,543)      (1,332)        (686)
Interest income...................         102           50          240          107           --
Interest expense..................         (22)          --          (29)          --           --
                                        ------      -------      -------
Net loss..........................     $  (550)     $  (193)     $(1,332)     $(1,225)     $  (686)
                                        ======      =======      =======
Pro forma net loss per share(2)...     $  (.07)                  $ (0.19)
                                        ======                   =======
Shares used in per share
  calculation.....................       7,761                     7,126
                                        ======                   =======



                                                                SEPTEMBER 30, 1996
                                                            --------------------------
                                                                          PRO FORMA        JUNE 30,
                                                            ACTUAL      AS ADJUSTED(3)       1996
                                                            -------     --------------     --------
                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash....................................................    $ 7,009        $ 26,209        $  7,024
Working capital.........................................      4,676          23,876           5,613
Total assets............................................      8,930          28,130           8,965
Total liabilities.......................................      2,342           2,342           2,045
Accumulated deficit.....................................     (3,793)         (3,793)         (3,244)
Stockholders' equity....................................      6,588          25,788           6,920


---------------

(1) From the Company's inception on June 17, 1993 through June 30, 1994.

(2) See Note 2 of Notes to Financial Statements included herein for a description of the computation of pro forma net loss per share.


(3) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $6.00 per share and the sale of 1,000,000 shares of Common Stock to RPR concurrent with this offering in a private placement at a price equal to the intial offering price and the receipt of the estimated net proceeds therefrom.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares offered hereby.

EARLY STAGE OF DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

     The Company is engaged in the development of gene therapy products and related delivery systems for the treatment of cancer. No gene therapy products are currently being marketed. The Company does not expect to have any products commercially available for a number of years, if at all. Because the Company's research and clinical development programs are at an early stage, substantial additional research will be necessary in order for the Company to fully develop products based on the Company's licensed technology. No assurance can be given that any of the Company's development programs will be successfully completed, that clinical trials will commence as planned, that required regulatory approvals will be obtained on a timely basis, if at all, or that any products for which approval may be obtained will be commercially successful. As products are identified, they will require significant additional research, development, preclinical and clinical testing, regulatory approval and substantial additional investment prior to commercialization. There can be no assurance that any such potential products will be successfully developed, proven to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, these potential products may prove to have undesirable or unintended side effects and require complex delivery systems that may prevent or limit their commercial use. The Company has not completed any Phase I or Phase I/II clinical trials of its potential products. To date, no gene therapy products for cancer have been approved for sale in the United States or internationally. If any of the Company's development programs are not successfully completed, required regulatory approvals are not obtained, or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company's business is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to successfully address technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Business of Introgen -- Product Development Programs."

LIMITED OPERATING HISTORY; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company is at a very early stage of development and has a limited operating history which investors may use to evaluate its prospects or future performance. Since its inception in June 1993, the Company has been engaged in organizational and start-up activities, including the negotiation of the collaborative agreements with UTMDACC and RPR, and early stage development of potential gene therapy products for cancer. At September 30, 1996, the Company had an accumulated deficit since inception of approximately $3.8 million. The Company's only revenues to date have been payments from RPR under collaborative research agreements and interest income. The Company anticipates that it will incur losses in the future, which are likely to be greater than losses incurred in prior years. Introgen also expects to incur substantial additional operating expenses over the next several years as its research, development, preclinical testing and clinical trial activities increase. To the extent that the Company is unable to extend RPR's obligation to fund early stage research and development beyond October 1997, the Company would incur even greater increases in expenses and losses from operations. There can be no assurance that the Company's products under development will be successfully developed or that its products, if successfully developed, will generate revenues sufficient to enable the Company to earn a profit. Introgen does not expect to generate revenues from the sale of products, if any, for the foreseeable future. The Company's ability to achieve profitability depends in part on its ability to enter into agreements for product development, obtain regulatory approval for its products and develop the capacity, or enter into agreements, for the manufacture, marketing and sale of products. There can be no assurance that Introgen will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market product candidates or that the Company will ever achieve product revenues or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Introgen -- Collaborative Arrangements and Licensing Agreements."

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL; DISCRETION AS TO USE OF PROCEEDS


     The Company will require substantial additional funding in order to continue its research and product development programs (including preclinical testing and clinical trials of its product candidates), for operating expenses and, for the pursuit of regulatory approvals for its product candidates. Introgen may also require additional funding to establish manufacturing and marketing capabilities in the future. The Company believes that its existing capital resources, the net proceeds of this offering and the concurrent private placement, and future payments under collaborative agreements will be sufficient to satisfy its funding requirements through December 1997 but may not be sufficient to fund the Company's operations to the point of commercial introduction of any of its potential products. However, no assurance can be given that such resources will be sufficient to conduct its research and development programs as planned, or that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical testing and clinical trials, the time and expense involved in obtaining regulatory approvals, if any, competing technological and market developments, the establishment of additional collaborative arrangements, the costs involved in filing and prosecuting patent applications and enforcing patent claims, establishing manufacturing facilities, conducting commercialization activities and arrangements, product in-licensing and any possible acquisitions. There can be no assurance that the Company's cash reserves and other liquid assets, including the net proceeds of this offering, together with funding that may be received under the Company's collaborative agreements will be adequate to satisfy its capital and operating requirements.


     The Company intends to seek additional funding through collaborative agreements and may seek additional funding through public or private sales of the Company's securities, including equity securities, or from other sources. In addition, the Company may pursue opportunities to obtain debt financing in the future. There can be no assurance, however, that additional equity or debt financing will be available on reasonable terms, if at all. Any future equity financings may be dilutive to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with corporate partners or others that may require the Company to relinquish rights to certain of its technologies or product candidates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company expects to use the net proceeds of this offering to pay costs and expenses related to product research and development, product clinical trials, manufacturing scale-up and capacity expansion, support of sponsored research programs, marketing and sales organization development, and other general corporate purposes. As of the date of this Prospectus, other than as set forth above, the Company's management has no specific plans as to the use of the net proceeds from this offering, and will have broad discretion in the application of the proceeds. Pending any such uses, the net proceeds will be invested in investment-grade, interest-bearing securities. See "Use of Proceeds."

DEPENDENCE ON COLLABORATIVE ARRANGEMENTS

     The Company's business strategy for the development, clinical trials, manufacturing and commercialization of its products includes maintaining and entering into various collaborations with corporate partners, academic institutions and others to help it carry out research, clinical testing, manufacturing and commercialization of its products. To date, the Company has entered into collaborative arrangements with several partners, including UTMDACC and RPR. There can be no assurance that the Company will be able to maintain existing collaborative arrangements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. In addition, the Company's leading product candidates are being developed in collaboration with RPR. Other potential products of the Company are at a very early stage of preclinical development, and there can be no assurance that the Company will be able to enter into collaborative arrangements with established pharmaceutical companies to develop and commercialize such potential products or that such arrangements could be entered into within a reasonable period of time or on terms acceptable to the Company.

     To the extent that the Company is not able to maintain or establish such arrangements, the Company would be required to undertake such activities at its own expense, which would significantly increase the Company's capital requirements and limit the programs the Company would be able to pursue. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements. RPR's obligation to continue funding of early stage research and development pursuant to the collaborative arrangement with Introgen expires in October 1997. There can be no assurance that the funding under the collaborative arrangement will be extended under the existing or acceptable terms, if at all. If RPR does not elect to continue the funding, Introgen would have to fund such research on its own. Moreover, under the collaboration arrangement, Introgen is precluded from marketing or licensing to third parties any p53 or K-ras products prior to October 2004. If the Company is successful in developing such products on its own, this could delay marketing efforts.

     The Company cannot control the amount and timing of resources that its collaborative partners devote to the Company's programs or potential products, which can vary because of factors unrelated to such programs or potential products. In particular, RPR may be largely responsible for the later stage clinical development of the Company's p53 and K-ras products being developed in collaboration with RPR, and no assurance can be given as to the resources that RPR will devote to such development. In addition, these relationships may in some cases be terminated at the discretion of the Company or the Company's collaborative partners with only limited notice to the Company and for reasons outside the Company's control, including failure by the Company to meet certain technical milestones or satisfy other contractual obligations, some of which may require significant clinical progress.

     If any of the Company's collaborative partners breaches or terminates its agreements with the Company or fails to conduct its collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs will be delayed, and the Company will be required to devote additional resources to product development and commercialization or terminate certain development programs. There can also be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with collaborators or otherwise. Possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates or could require or result in litigation or arbitration, which may be time consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, the Company's collaborative partners may develop outside of the scope of the collaboration agreements, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products, either developed by the collaborative partners or to which the collaborative partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business of Introgen -- Collaborative Arrangements and Licensing Agreements."

PATENT APPLICATIONS AND PROPRIETARY TECHNOLOGY

     The Company's patent position, like that of other biotechnology and pharmaceutical companies, is highly uncertain and involves complex legal and factual questions. Claims made under patent applications may be denied or significantly narrowed. There can be no assurance that any patents which may be issued as a result of the Company's licensed United States and international patent applications will provide any competitive advantage to the Company or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made significant investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its potential products either in the United States or in international markets.

     Patent applications in the United States are, in most cases, maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Consequently, the Company cannot be certain that its licensed patent applications lay claim to the first made inventions or that they were the first filed patent applications for such inventions.

     The biotechnology and pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. There are a number of filed and issued patents related to gene therapy and the treatment of cancer by gene therapy. A series of patents controlled by Enzo Biochem, Inc. ("Enzo Biochem") relating to antisense technology has recently been found invalid by the United States District Court for the District of Delaware. Introgen anticipates that Enzo Biochem will appeal this ruling. If the ruling is overturned and this series of patents is held to be valid, Introgen's RV-AS-K-ras product could be subject to an infringement claim.

     Canji, Inc. ("Canji"), a wholly-owned subsidiary of Schering-Plough Corporation ("Schering-Plough"), controls a pending United States patent application and its European counterpart which involve p53 related therapeutic applications. The Company's knowledge about the status of this United States patent application is limited because this United States application has been maintained in secrecy. The claims of the European counterpart to this application have been rejected but could later be allowed based upon further prosecution. Another pending United States patent application and its European counterpart involve a method of supplying normal p53 function to a cell which has lost such function and associated delivery systems. These patent applications are controlled by Pharmagenics, Inc. ("Pharmagenics"). Accordingly, since neither application has issued, the Company is unable to assess the potential breadth and validity of these pending applications.

     In addition, Canji controls an issued United States patent and its European counterpart involving a method of treating mammalian cancer cells lacking normal p53 protein by introducing into the cancer cell a normal p53 protein. While the Company believes, after consultation with its patent counsel, that its potential products do not infringe any valid claim of the Canji patent, there can be no assurance that Canji will not assert a claim against the Company. Furthermore, there can be no assurance that the Company will not become subject to any other patent infringement claims or litigation arising out of pending applications, should they issue, including the Canji and Pharmagenics applications described above, or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions.

     The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings involve complex legal and factual questions. As a result such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce patents issued or licensed to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or prevent the Company from selling its products in certain markets, or at all. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could restrict or prevent the

Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. There can be no assurance that such confidentiality or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or be independently developed by competitors.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining regulatory approvals for the commercial sale of any of its potential products, the Company must demonstrate through preclinical testing and clinical trials that the product is safe and effective for use in the target indication. The Company's products have only been administered to a total of 48 patients. The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials, and there can be no assurance that clinical trials conducted by the Company will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. In addition, the Company's clinical trials are conducted with patients who have failed conventional treatments and they are often in the most advanced stages of the disease. During the course of treatment, these patients can die or suffer adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless adversely affect clinical trial results. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If the Company's product candidates are not shown to be safe and effective in clinical trials, the resulting delays in developing other products and conducting related preclinical testing and clinical trials, as well as the potential need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations.

     The commencement and rate of completion of clinical trials conducted by the Company may be delayed by many factors, including slower than expected patient recruitment or unforeseen safety issues. In addition, the results of ongoing clinical trials could cause the Company to terminate, modify or delay currently scheduled clinical trials. Any delays in, or termination of, the Company's clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that Introgen will be permitted by regulatory authorities to undertake any additional clinical trials for its potential products or, if such additional trials are conducted, that any of the Company's product candidates will prove to be safe and efficacious or will receive regulatory approvals. See "Business of Introgen -- Product Development Programs" and "-- Government Regulation."

GOVERNMENT REGULATIONS; NO ASSURANCE OF REGULATORY APPROVALS

     The Company's research, preclinical testing and clinical trials of its potential products are, and the manufacturing and marketing of its products will be, subject to extensive and rigorous regulation by numerous government authorities in the United States, including the United States Food and Drug Administration (the "FDA"), and in other countries where the Company intends to test and market its product candidates. Prior to marketing, any product developed by the Company must undergo an extensive regulatory approval process. This regulatory process includes preclinical testing and clinical trials of each product candidate to establish its safety and efficacy, can take many years and require the expenditure of substantial resources, and will involve post-marketing surveillance. Data obtained from preclinical testing and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of product development and the FDA regulatory review of each submitted new drug application ("NDA") or product license application ("PLA"). Similar delays may also be encountered in foreign countries. There can be no assurance that regulatory approval will be obtained for any products developed by the Company. Moreover, regulatory approval may entail limitations on the indicated uses of the product. Further, even if regulatory approval is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a product or manufacturer can result in the withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical testing and clinical trials, the approval process or post-approval, may result in various adverse consequences including the FDA's delay in approving or its refusal to approve a product, withdrawal of an approved product from the market, and the imposition of civil or criminal penalties against the manufacturer and NDA or PLA holder. The Company has not completed any Phase I or Phase I/II clinical trials of its potential products or commenced any Phase II/III trials. To date, no gene therapy products for cancer have been approved for sale in the United States or internationally. No assurance can be given that the Company will be able to obtain FDA approval for any products. Failure to obtain requisite regulatory approvals or failure to obtain approvals of the scope requested will delay or preclude the Company from marketing its products, could limit the commercial use of its products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business of Introgen -- Government Regulation."

INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE

     The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. The Company faces, and will continue to face, competition in the development and marketing of its product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. Competition may arise from other drug development technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small molecule or other classes of therapeutic agents. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive.

     There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, engaged in developing products for the treatment of cancer. The Company is aware that Canji, a wholly-owned subsidiary of Schering-Plough, is currently conducting clinical trials with p53 related gene therapy products. Various small molecule drug and antisense approaches to cancer treatment are being investigated by other companies in earlier stages of research and development. The Company is also aware that Onyx Pharmaceuticals, Inc. has initiated a clinical study of a virus-based therapy which targets cells that are mutant for p53. Certain companies, including Merck & Co. and Genentech, Inc., are developing small molecule drugs to inhibit targets involving the ras pathway. Other companies have developed or are developing small molecule drugs, gene therapy and antisense approaches to treat ras-related cancers. Many of these companies and institutions have substantially greater financial resources and larger research and development staffs than the Company. In addition, many of these competitors have significantly greater experience than the Company in developing products, in undertaking preclinical testing and human clinical trials, in obtaining FDA and other regulatory approvals of products and in manufacturing and marketing products. Accordingly, the Company's competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products more rapidly than the Company. If and when the Company commences commercial sales of products, it will be competing against companies with greater marketing and manufacturing capabilities, areas in which it has limited or no experience. The Company also competes with universities and other research institutions in the development of products, technologies and processes. In many instances, the Company competes with other commercial entities in acquiring products or technologies from universities. See "Business of Introgen -- Competition."

LIMITED MANUFACTURING EXPERIENCE

     The material used in the Company's preclinical testing and clinical trials was produced by UTMDACC and by a third-party contract manufacturer. The Company recently completed a pilot-scale manufacturing facility with sufficient capacity to supply Ad-p53 for currently planned clinical trials. The Company has not produced RV-p53 or any of its other potential products at its pilot-scale manufacturing facility. The production of clinical quantities of material requires advanced manufacturing techniques and rigorous process controls. Furthermore, the Company is required to register the facility with the FDA and is subject to inspections confirming compliance with current Good Manufacturing Practices ("cGMP") regulations established by the FDA. This facility is currently producing its first batches of Ad-p53 for evaluation. No assurance can be given that the Company will be able to produce clinical quantities of its potential products in compliance with applicable regulations or at an acceptable cost.

     The Company is considering the establishment of a commercial-scale cGMP manufacturing facility to further support clinical trials and the possible commercial sale of its potential products. If the Company decides to proceed with construction, the Company estimates that it will take a minimum of approximately 24 to 30 months at a minimum cost of approximately $8 to $12 million to construct and to validate the cGMP manufacturing facility. Companies often encounter manufacturing difficulties, including problems involving production yields, quality control and assurance or shortages of qualified personnel, during the scale-up of manufacturing. There can be no assurance that the Company will actually construct a commercial-scale cGMP manufacturing facility, that the Company's estimates of the time and costs involved in constructing such a facility are accurate or that if it is constructed, the manufacturing facility will be able to produce commercial quantities of its potential products in compliance with applicable regulations or at an acceptable cost.

     If the Company is unable to produce its potential products in clinical or, if necessary, commercial quantities, then it will remain dependent on third-party contract manufacturers for the production of such materials. There are only a limited number of contract manufacturers who have the ability and capacity to produce the Company's potential products. Failure by any such contract manufacturer or the Company to deliver the Company's required quantities of potential products on a timely basis and at commercially reasonable prices would materially adversely affect the Company's business, financial condition and results of operations.

NO MARKETING AND SALES EXPERIENCE

     The Company has no experience in marketing or selling pharmaceutical products and does not have a marketing and sales staff. In order to achieve commercial success for any product candidate approved by the FDA, Introgen must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. There can be no assurance that Introgen will successfully develop such experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capabilities as part of a marketing collaboration with RPR to sell products in North America, it will compete with other companies that have experienced and well-funded marketing and sales operations. To the extent that RPR has exclusive marketing and sales rights in Europe and to the extent that the Company enters into a marketing collaboration with RPR, any revenues to be received by Introgen will be dependent on the efforts of others. There can be no assurance that such efforts will be successful. See "Business of Introgen -- Marketing and Sales."

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

     The Company is highly dependent on the principal members of its scientific and management staff. In order to pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing. In addition, the Company will be required to hire additional qualified scientific personnel in order to meet its obligations to perform research under its collaborative agreements with RPR. Expansion in product development also is expected to require the addition of management personnel and the development of additional expertise by existing management personnel. Attracting and retaining qualified personnel, consultants and advisors will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions. In addition, the Company relies on members of its Scientific Advisory Board and several other consultants to assist the Company in formulating its research and development strategy. All of Introgen's consultants and the members of the Company's Scientific Advisory Board are employed by employers other than the Company, and may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to the Company. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. See "Business of Introgen -- Scientific Advisory Board" and "Management."

POTENTIAL PRODUCT LIABILITY EXPOSURE AND LIMITED INSURANCE COVERAGE

     The use of any of the Company's potential products in clinical trials, and the sale of any approved products, may expose the Company to liability claims resulting from the use of its products. These claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. Introgen has obtained limited product liability insurance coverage for its clinical trials in the amount of $2.0 million per occurrence and $2.0 million in the aggregate. The Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations.

HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS

     The Company's research and development processes involve the controlled use of hazardous and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company believes that it is in compliance in all material respects with applicable environmental laws and regulations. Accordingly, it does not expect to make material capital expenditures for environmental control facilities in the near-term. However, there can be no assurance that it will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially adversely affected by the costs of compliance with current or future environmental laws or regulations.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters (the "Representatives") and may not be indicative of the market price of the Common Stock following this offering. Among the factors considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. See "Underwriting."

VOLATILITY OF COMMON STOCK PRICE

     The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new therapeutic products by the Company or others, clinical trial results, developments concerning collaborative arrangements, government regulation, developments in patent or other proprietary rights, public concern as to the safety of potential products developed by the Company or others, future sales of substantial amounts of Common Stock by existing stockholders, comments by securities analysts and general market conditions can have an adverse effect on the market price of the Common Stock. In addition, the realization of any of the risks described in these "Risk Factors" could have a dramatic and material adverse impact on market price of the Company's Common Stock.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, 860,605 shares of Common Stock are issuable upon the exercise of outstanding stock options, warrants and conversion rights. The issuance of Common Stock, which will occur upon the exercise of such stock options, warrants and conversion rights, and as a result of future sales of Common Stock by the Company or by existing stockholders, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. In private placement transactions between August 1994 and June 1996, the Company sold to RPR and various institutional and individual investors shares of convertible preferred stock of the Company (the "Convertible Preferred Stock"), which will convert into 5,220,409 shares of Common Stock at the closing of this offering. The sale of a significant number of shares by these investors could have a substantial negative impact on the market price of the Common Stock or impair the Company's ability to raise capital. In addition, RPR and the Board of Regents of the University of Texas System (the "Board of Regents"), are significant stockholders. The sale of shares by either of these entities could have a substantial negative impact on the market price of the Common Stock. Each of the Company's officers, directors and certain other stockholders has agreed with the Representatives for a period of 180 days after the date of this Prospectus, subject to certain exceptions, not to offer to sell, contract to sell, grant an option to sell, or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of PaineWebber Incorporated. However, PaineWebber Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Certain stockholders are also entitled to registration rights. See "Description of Capital Stock -- Registration Rights of Certain Holders" and "Shares Eligible for Future Sale."

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS


     Following this offering, the present directors, executive officers and principal stockholders of the Company and their affiliates will beneficially own approximately 72% of the Common Stock. Accordingly, such stockholders, if they act together, will have the ability to control the election of the Company's directors and most other stockholders' actions. See "Principal Stockholders."


POTENTIAL ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Company's restated Certificate of Incorporation (the "Restated Certificate of Incorporation") does not provide for cumulative voting in the election of directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. Further, the Company is subject to
Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. The lack of cumulative voting, preferred stock provision and other provisions of the Company's charter and Delaware corporate law may discourage certain types of transactions involving an actual or potential change in control of the Company. In addition, in the event of a merger, reorganization or change in the ownership of the Company, all options outstanding under the Company's Incentive Stock Plan and Director Option Plan shall be fully vested. See "Description of Capital Stock -- Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute," "Management -- Compensation of Directors" and "-- Stock Plans."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Upon the purchase of the Common Stock offered hereby, investors will experience an immediate and substantial dilution of $3.69 per share in the pro forma net tangible book value of the Common Stock they acquire in this offering and in the RPR private placement. Additional dilution is likely to occur upon the exercise of options, warrants and conversion rights granted by the Company. See "Dilution" and "Shares Eligible for Future Sale."


ABSENCE OF CASH DIVIDENDS

     The Company has never paid any cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $13.2 million ($15.3 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $6.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses.



     The Company anticipates using the net proceeds from this offering as follows: approximately $10.8 million to fund its research and development efforts, including product clinical trials, manufacturing scale-up and capacity expansion and support of sponsored research programs, and approximately $2.4 million to fund marketing and sales organization development and other general corporate purposes. Although the Company expects to use the proceeds from this offering for the above mentioned activities no specific allocations of the offering proceeds have been made by the Company. The actual amount and timing of expenditures in each of these areas may vary significantly depending upon the rate of the Company's progress in research and development, the results of preclinical studies and clinical trials, the timing of regulatory approvals, receipt of payments, if any, under collaborative agreements entered into by the Company, the availability of alternative methods of financing, and competitive developments. Pending such uses, the net proceeds of this offering will be invested in investment-grade, interest-bearing securities.



     The Company believes that its existing capital resources, the net proceeds of this offering and the concurrent private placement, and future payments due under collaborative agreements will be sufficient to satisfy its funding requirements through December 1997 but may not be sufficient to fund the Company's operations to the point of commercial introduction of any of its potential products. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time. The Company will need to raise substantial additional funds to continue to conduct its research and development programs and to commence or continue the preclinical studies and clinical trials necessary to obtain regulatory approval for any of its proposed products. There can be no assurance that such funds will be available on favorable terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Risk
Factors -- Need for Additional Funding; Uncertainty of Access to Capital; Discretion as to Use of Proceeds."


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, general business conditions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1996, after giving effect to the 1.2 for 1 split of the Common Stock and the filing of an amendment to the Company's Certificate of Incorporation authorizing 50,000,000 shares of Common Stock, $0.001 par value, both effected in August 1996, (i) the pro forma capitalization of the Company after giving effect to the conversion of all of the outstanding shares of Convertible Preferred Stock into Common Stock and the filing of the Restated Certificate of Incorporation authorizing 5,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock"), at the closing of this offering and (ii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale of 2,500,000 shares of Common Stock offered hereby at an assumed public offering price of $6.00 per share and the sale of $6 million of Common Stock to RPR in a concurrent private placement at a price per share equal to the initial public offering price per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the financial statements, related notes and other financial information included herein.



                                                                                 PRO FORMA
                                                                 PRO FORMA     AS ADJUSTED(1)
                                                                 ---------     --------------
                                                                        (IN THOUSANDS)
    Stockholders' equity:
      Preferred Stock, 5,000,000 shares ($.001 par value)
         authorized: none issued and outstanding pro forma or
         pro forma as adjusted.................................        --               --
      Common Stock, 50,000,000 shares ($.001 par value)
         authorized; 7,663,769 shares issued and outstanding
         pro forma and 11,163,769 shares issued and outstanding
         pro forma
         as adjusted...........................................         7               11
      Additional paid-in capital...............................    11,753           30,949
      Deferred compensation....................................    (1,379)          (1,379)
      Accumulated deficit......................................    (3,793)          (3,793)
                                                                  -------          -------
              Total............................................   $ 6,588         $ 25,788
                                                                  =======          =======


---------------
(1) Excludes, as of September 30, 1996, 746,354 shares of Common Stock reserved for issuance upon exercise of outstanding options granted pursuant to the Company's Incentive Stock Plan at a weighted average exercise price of $0.65 per share and 114,251 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.17 per share. See "Management -- Stock Plans," "Certain Transactions" and Notes 3 and 8 of Notes to Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of September 30, 1996 was $6.6 million or $0.86 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock upon closing of this offering and the 1.2 for 1 stock split effected in August 1996. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the adjusted pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale of 2,500,000 shares of Common Stock offered hereby (at an assumed public offering price of $6.00 per share) and the sale of $6 million of Common Stock to RPR in a concurrent private placement at a price per share equal to the initial public offering price per share and the receipt of the estimated net proceeds therefrom, the adjusted pro forma net tangible book value as of September 30, 1996 would have been $25.8 million or approximately $2.31 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $1.45 per share to existing stockholders and an immediate dilution in adjusted pro forma net tangible book value of $3.69 per share to new investors of Common Stock in this offering and the private placement, as illustrated by the following table:



    Assumed initial public offering price...............................            $ 6.00
      Pro forma net tangible book value as of September 30, 1996........  $0.86
      Increase attributable to new investors............................   1.45
                                                                          -----
    Adjusted pro forma net tangible book value after offering...........              2.31
                                                                                    ------
    Dilution per share to new investors.................................            $ 3.69
                                                                                    ======



     The following table sets forth, on a pro forma basis as of September 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid (assuming a public offering price of $6.00 per share) by the existing holders of Common Stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the
Company:



                                  SHARES PURCHASED            TOTAL CONSIDERATION          AVERAGE
                               ----------------------       -----------------------         PRICE
                                 NUMBER       PERCENT         AMOUNT        PERCENT       PER SHARE
                               ----------     -------       -----------     -------       ---------
    Existing stockholders....   7,663,769       68.6%       $10,457,054       33.2%        $  1.36
    New investors(1).........   3,500,000       31.4%        21,000,000       66.8            6.00
                               ----------     ------         ----------     ------
              Total..........  11,163,769      100.0%       $31,457,054      100.0%
                               ==========     ======         ==========     ======


---------------

(1) Includes the sale of $6 million of Common Stock to RPR in a private placement at a price per share equal to the initial public offering price per share.

     The calculation of net tangible book value and other computations above assumes no exercise of outstanding options or warrants. As of September 30, 1996, 746,354 shares of Common Stock were subject to outstanding options granted pursuant to the Company's Incentive Stock Plan at a weighted average exercise price of $0.65 per share and 114,251 shares of Common Stock were subject to outstanding warrants at a weighted average exercise price of $7.17 per share. See "Management -- Stock Plans," "Certain Transactions" and Notes 3 and 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data for the period from June 17, 1993 (date of inception) through June 30, 1994, and for the years ended June 30, 1995 and 1996 and as of June 30, 1994, 1995 and 1996, are derived from the financial statements of the Company which have been included elsewhere herein and have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the three months ended September 30, 1996 and 1995 are derived from unaudited financial statements included herein. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1997 or any future period. The data set forth below are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus.


                                             THREE MONTHS ENDED
                                                SEPTEMBER 30,             YEAR ENDED JUNE 30,
                                             -------------------     -----------------------------
                                              1996        1995        1996        1995       1994(1)
(IN THOUSANDS, EXCEPT PER SHARE DATA)        -------     -------     -------     -------     -----
                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Collaborative research and development
  revenues from affiliate................    $ 2,588     $ 1,574     $10,449     $ 2,664     $  --
                                                                                             ------
                                                                                                 -
                                              ------      ------      ------     -------
Operating expenses:
  Research and development...............      3,026       1,640      11,020       3,372       571
  General and administrative.............        192         177         972         624       115
                                                                                             ------
                                                                                                 -
                                              ------      ------      ------     -------
          Total operating expenses.......      3,218       1,817      11,992       3,996       686
                                                                                             ------
                                                                                                 -
                                              ------      ------      ------     -------
Loss from operations.....................       (630)       (243)     (1,543)     (1,332)     (686)
Interest income..........................        102          50         240         107        --
Interest expense.........................        (22)         --         (29)         --        --
                                                                                             ------
                                                                                                 -
                                              ------      ------      ------     -------
Net loss.................................    $  (550)    $  (193)    $(1,332)    $(1,225)    $(686)
                                              ======      ======      ======     =======     =======
Pro forma net loss per share(2)..........    $  (.07)                $ (0.19)
                                              ======
Shares used in per share calculation.....      7,761                   7,126
                                              ======



                                                                                JUNE 30,
                                                                      -----------------------------
                                                                       1996        1995       1994
                                                    SEPTEMBER 30,     -------     -------     -----
                                                        1996
                                                    -------------
                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash............................................       $ 7,009        $ 7,024     $ 2,799     $ 501
Working capital.................................         4,676          5,613       2,060       341
Total assets....................................         8,930          8,965       3,478       521
Total liabilities...............................         2,342          2,045         903       180
Accumulated deficit.............................        (3,793)        (3,244)     (1,911)     (686)
Stockholders' equity............................         6,588          6,920       2,575       341


---------------

(1) From the Company's inception on June 17, 1993 through June 30, 1994.

(2) See Note 2 of Notes to Financial Statements for a description of the computation of pro forma net loss per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
OVERVIEW


     Since its inception in June 1993, the Company has devoted its resources primarily to fund its research and development programs. At September 30, 1996, the Company had an accumulated deficit since inception of approximately $3.8 million. The Company's only income to date has been payments from RPR under collaborative research agreements and interest income. Introgen expects its revenues and income for the next several years to continue to be derived solely from these sources. RPR's obligation to continue funding Introgen's early stage research and development activities pursuant to the collaboration arrangement expires in October 1997. Even if RPR agrees to extend such research and development funding, the terms of any such extension cannot be predicted. To the extent that the Company is unable to extend such funding obligations of RPR beyond October 1997, the Company would incur even greater increases in expenses and losses from operations unless it is able to secure alternative funding. The Company anticipates that it will incur losses in the future, which are likely to be greater than losses incurred in prior years. There can be no assurance that the Company's products under development will be successfully developed or that its products, if successfully developed, will generate revenues sufficient to enable the Company to earn a profit. Introgen does not expect to generate revenues from the sale of products, if any, for the foreseeable future. See "Risk Factors -- Limited Operating History; Uncertainty of Future Profitability" and "-- Dependence on Collaborative Arrangements."


     Payments in connection with collaborative research are recognized as revenue as the Company performs its obligations related to such research agreements. Deferred revenue is recorded for collaborative research payments received for which the related expenses have not been incurred and for the effect of research and development required to be funded by the Company under the terms of its collaborative research agreements.

RESULTS OF OPERATIONS

     Three Months Ended September 30, 1996 and 1995

     Collaborative research and development revenues from affiliate (RPR) for the three months ended September 30, 1996 were $2.6 million, as compared to $1.6 million for the three months ended September 30, 1995, an increase of 64%. This increase was primarily due to increased reimbursement under collaborative agreements as a result of increased preclinical research and development, commencement of additional clinical trials and increased sponsored research program activities.


     The Company's research and development expenses for the three months ended September 30, 1996 were $3.0 million, as compared to $1.6 million for the three months ended September 30, 1995, an increase of 85%. This increase resulted primarily from increased preclinical research and development, commencement of additional clinical trials and increased sponsored research program activities. The Company expects these expenses to increase in the future as these activities continue to expand.



     The Company recorded noncash deferred compensation of $892,000 and $693,000 for the three months ended September 30, 1996 and for the year ended June 30, 1996, respectively, in connection with certain options to purchase shares of Common Stock granted during the three months ended September 30, 1996 and the year ended June 30, 1996 of which $99,000 and $106,000 was recognized as research and development expense for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively. The remaining deferred compensation of $1,379,000 at September 30, 1996, will be amortized ratably over the vesting period of the options and will continue to impact the Company's results of operations. See Notes 3 and 8 of Notes to Financial Statements.


     General and administrative expenses increased to $192,000 for the three months ended September 30, 1996, from $177,000 for the three months ended September 30, 1995, an increase of 8%. The increase was due primarily to the expansion of administrative support activities and increased business development efforts. The Company expects these expenses to increase in the future as these activities continue to expand.

     Interest income for the three months ended September 30, 1996 increased to $102,000, from $50,000 for the three months ended September 30, 1995, an increase of 104% as a result of interest earned on higher cash balances derived from private sales of stock to third parties and from stock sales to and collaborative research payments from RPR.

     Interest expense for the three months ended September 30, 1996 increased to $22,000 from zero for the three months ended September 30, 1995 as a result of the financing of equipment acquisitions under capital leases. There were no borrowings prior to September 30, 1995.


     As a result of the foregoing, the Company recognized a net loss of $550,000 for the three months ended September 30, 1996, as compared to a net loss of $193,000 for the three months ended September 30, 1995, an increase of 185%.


     Years Ended June 30, 1996 and 1995

     Collaborative research and development revenues from affiliate for the year ended June 30, 1996 were $10.4 million, as compared to $2.7 million for the year ended June 30, 1995, an increase of 292%. This increase was primarily due to increased reimbursement under collaborative agreements as a result of increased preclinical research and development, commencement of additional clinical trials and increased sponsored research program activities.

     The Company's research and development expenses for the year ended June 30, 1996 were $11.0 million, as compared to $3.4 million for the year ended June 30, 1995, an increase of 227%. This increase resulted primarily from increased preclinical research and development, commencement of additional clinical trials and increased sponsored research program activities.

     General and administrative expenses increased to $972,000 for the year ended June 30, 1996, from $624,000 for the year ended June 30, 1995, an increase of 56%. The increase was due primarily to the expansion of administrative support activities and increased business development efforts.

     Interest income for the year ended June 30, 1996 increased to $240,000, from $107,000 for the year ended June 30, 1995, an increase of 124% as a result of interest earned on higher cash balances derived from private sales of stock to third parties and from stock sales to and collaborative research payments from RPR.

     Interest expense for the year ended June 30, 1996 increased to $29,000 from zero for the year ended June 30, 1995 as a result of the financing of equipment acquisitions under capital leases during the year ended June 30, 1996. There were no borrowings prior to June 30, 1995.

     As a result of the foregoing, the Company recognized a net loss of $1.3 million for the year ended June 30, 1996, as compared to a net loss of $1.2 million for the year ended June 30, 1995, an increase of 9%.

     Year Ended June 30, 1995 and the Period from Inception (June 17, 1993) through June 30, 1994

     Collaborative research and development revenues from affiliate for the year ended June 30, 1995 were approximately $2.7 million. There were no revenues for the period from June 17, 1993 (inception) through June 30, 1994. This increase was the result of the commencement of preclinical research and development and clinical trials in fiscal year 1995 and the corresponding receipt of payments from RPR under the collaboration agreements.

     The Company's research and development expenses for the year ended June 30, 1995 were approximately $3.4 million, as compared to $571,000 for the period from June 17, 1993 (inception) through June 30, 1994, an increase of 491%. This increase in research and development expenses resulted primarily from costs related to the commencement of preclinical research and development and payments for sponsored research and clinical trials.

     General and administrative expenses increased to $624,000 for the year ended June 30, 1995 from $115,000 for the period from June 17, 1993 (inception) through June 30, 1994, an increase of 443%. This increase was due primarily to increased business development efforts and the initiation of various administrative support activities.

     Interest income for the year ended June 30, 1995 of $107,000 was a result of interest earned on cash balances resulting from stock sales and collaborative research payments from RPR in fiscal 1995.

     As a result of the foregoing, the Company recognized a net loss of $1.2 million for the year ended June 30, 1995, as compared to a net loss of $686,000 for the period from June 17, 1993 (inception) through June 30, 1994, an increase of 79%.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. The Company has had losses since inception and, therefore, has not been subject to federal income taxes. As of June 30, 1996, the Company has generated net operating loss (NOL) carryforwards of approximately $1.6 million and approximately $12,500 of research and development credits which may be available to reduce future income taxes. These carryforwards begin to expire in 2008. For financial reporting purposes, a valuation allowance has been established as of June 30, 1994, 1995 and 1996, to fully offset the Company's net deferred tax assets, including those relating to its carryforwards. The Company's ability to utilize these carryforwards to reduce future taxable income may be limited due to ownership changes and may be further limited upon the completion of the offering contemplated by this Prospectus. See Note 4 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through private sales of its equity securities to third parties and from proceeds received under research and development collaboration and stock purchase agreements with RPR. Since June 17, 1993 (inception) through September 30, 1996, the Company received approximately $9.9 million in net proceeds from sales of its equity securities and $16.2 million under collaboration agreements with RPR.

     At September 30, 1996, the Company had cash of approximately $7.0 million, and working capital of approximately $4.7 million.

     From June 17, 1993 (inception) through September 30, 1996, the Company has acquired capital equipment in the aggregate amount of $811,000 through cash purchases. Additionally, $1,061,000 of capital equipment has been acquired and financed under capital lease arrangements during the same period.

     Through September 30, 1996, the Company's collaborative research payments have primarily been received in advance of each quarter's activity. The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products and to market any pharmaceutical products that are developed. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish and maintain collaborative arrangements providing for advance payments and the development of commercialization activities and arrangements. In addition, it is possible the Company will expand production of certain of its products during the fiscal years ending June 30, 1997 and thereafter for which the Company could expend significant resources that could result in costs to the Company that have not been previously incurred.


     The Company believes that its existing capital resources, the net proceeds of this offering and the concurrent private placement and future payments under collaborative agreements will be sufficient to satisfy its funding requirements through December 1997 but may not be sufficient to fund the Company's operations to the point of commercial introduction of any of its potential products. There can be no assurance, however, that changes in the Company's research and development plans or other changes affecting the Company's operating expenses will not result in the expenditure of such resources before such time.


     The Company intends to seek additional funding through collaborative agreements and may seek additional funding through public or private sales of the Company's securities, including equity securities, or from other sources. In addition, the Company may pursue opportunities to obtain debt financing in the future. There can be no assurance, however, that additional collaboration arrangements will be successfully negotiated, or equity or debt financing will be available on reasonable terms, if at all. See "Risk Factors -- Need for Additional Funding; Uncertainty of Access to Capital; Discretion as to Use of Proceeds."

                         GENE THERAPY CANCER TREATMENT

     Introgen's business is based upon the technology described in this section. For a complete discussion of Introgen's business, see "Business of Introgen."

CANCER INCIDENCE AND CURRENT TREATMENT

     Cancer remains a major and pressing health problem. In the United States each year approximately 1.4 million people are newly diagnosed with cancer and over 500,000 people die from the disease. It is the nation's second leading cause of death, surpassed only by heart disease. Worldwide, approximately 6.5 million people are newly diagnosed with cancer each year. According to the most recently available results of the Surveillance, Epidemiology and End Results ("SEER") program of the National Cancer Institute ("NCI"), the incidence rate of all cancers combined increased between 1973 and 1991 by 31.5% for men and 13.6% for women. Over the same period cancer mortality for all ages rose by 6.9% according to the SEER data.

     The financial costs of cancer are substantial both for the individual patient and for health care systems. In 1994, the NCI estimated overall costs for cancer in the United States at $104 billion: $35 billion for direct medical costs, $12 billion for morbidity costs (cost of lost productivity), and $57 billion for mortality costs. Nearly half of the direct medical costs are due to treatment of breast ($6 billion), lung ($5 billion), and prostate ($5 billion) cancers. The cancer drug market in the United States was an estimated $3 billion in 1995, and the worldwide cancer drug market is significantly larger.

     Despite advancements in cancer research in recent years, better treatments for cancer are urgently needed. The current therapeutic approaches of surgery, chemotherapy and/or radiation therapy have proven ineffective or only partially effective in many cancer types, and the newer approach of immunotherapy has not yet been shown to be widely applicable. In many cases, cancer is either inaccessible or impossible to remove completely by surgery. For certain cancers such as head and neck cancer, surgery can be an effective treatment of the cancer but may result in severe disfigurement of the patient. Radiation therapy and chemotherapy patients frequently suffer from the toxicity of those treatments, which limit their effectiveness. Drug resistance to chemotherapeutic drugs is also a major problem. According to the American Cancer Society, in the United States there is an annual incidence of over 500,000 cancer patients with a variety of solid tumors which often cannot be treated effectively due to multidrug resistance. The conventional therapies are also marked by debilitating side effects and frequently the necessity to administer additional and costly medications to ameliorate such side effects.

GENE THERAPY

     Gene therapy is a new technology that is being developed using genetic materials as therapeutic agents to treat genetic defects causing cancer and other diseases. Gene therapy seeks to restore or correct missing or aberrant gene functions either by the addition of normal genes ("gene replacement") or by neutralizing the activity of defective genes ("gene blocking"). Gene therapy involves two significant components: the therapeutic genetic material and the system to deliver this material to the desired site. Gene therapy is a rapidly developing area of medicine although its effectiveness in treating human disease still remains to be established. The significant promise of gene therapy was affirmed in a report on December 7, 1995 by the Advisory Committee to the Director of the National Institutes of Health ("NIH"). The report also emphasized the importance of developing improved delivery vehicles (vectors) and animal models for gene therapy.

     Cancer accounts for the majority of current clinical investigations involving gene therapy. Cancer may be particularly amenable to gene therapy in part because with today's technology the treatment goal of rapidly eliminating tumor cells can potentially be more readily accomplished than can the long-term restoration of lost or missing gene function required in treating certain other diseases. Moreover, a favorable risk-benefit profile is more likely to exist for short-term treatment of a life-threatening disease. In fact, to date, clinical experience with gene therapy for cancer has revealed that patients generally do not experience clinically significant adverse events due to this treatment, a finding in contrast to established treatments which are frequently toxic and debilitating.

     To become cancerous, a cell must first undergo mutations to escape the multiple controls on cell division and then accumulate further changes to become endowed with the capacity for invasion and metastasis. This evolution from a normal to a cancerous state usually takes many years. Cells are frequently exposed to a variety of agents -- from both external and internal sources -- that damage DNA. Even minor DNA damage can have profound effects, causing certain genes to become overactive, to undergo partial or complete inactivation, or to function abnormally. Although cells have a number of protective and backup mechanisms that allow them to compensate for most DNA damage, the failure of such systems can lead to the development of cancer. Damage to two classes of genes in particular has been found to play a crucial role in the evolution and expansion of cancer: tumor suppressor genes and oncogenes. Tumor suppressor genes block cancerous growth of cells. Activated oncogenes promote cancerous growth of cells. Gene therapy seeks to selectively abrogate genetic lesions occurring in cancer cells, thereby restoring normal control and protective pathways. If successful gene therapies are developed, the cancer cells could be targeted with little consequence to surrounding normal tissue.

THE P53 TUMOR SUPPRESSOR GENE

     The protein encoded by the p53 tumor suppressor gene is believed to be a central, vital regulator of cellular activities in that many of the signals that monitor the state of a cell converge on p53. p53 has been implicated in the control of the cell cycle, DNA repair and replication, cell differentiation, genomic plasticity and programmed cell death ("apoptosis"). If the DNA of a cell undergoes a limited amount of damage, the cell has an array of enzymes to repair it; if the damage is extensive, the cell undergoes apoptosis, a process thought to be involved in preventing cancer. p53 is capable of such wide-ranging effects because it orchestrates the activity of a host of other genes and proteins. Because of the multiple roles of p53, the cell is extremely vulnerable to the loss of this gene.

     p53 mutations are the single most common genetic alteration observed to date, appearing in at least 50% of human cancer cases, including approximately half of all NSC lung cancers and, according to several studies, approximately 60% of all head and neck cancers. Researchers have documented more than 51 types of human tumors carrying p53 mutations.

     Evidence from laboratory and preclinical studies suggests that while multiple genetic mutations are required for cells to become cancerous, restoring the function of a tumor suppressor gene may be sufficient to slow, stop or kill cancer cells (see Figure 1 below, which is a theoretical depiction of p53 inducing apoptosis or growth arrest of cancer cells). The Company believes that the p53 gene holds promise as an effective cancer therapeutic that would restore normal tumor suppressor functions. Consequently, the Company has entered into clinical trials with p53 "gene replacement" therapies. See "Business of Introgen -- Product Development Programs."

FIGURE 1.

                                  P53 DIAGRAM

THE K-RAS ONCOGENE

     Activated oncogenes, such as K-ras, promote cancerous growth of cells. In normal specialized cells, like those found in the lung, breast and other tissues, oncogenes are inactive. In many cancer cells oncogenes become overactive. Activated oncogenes give cells inappropriate signals to grow. Mutations in the K-ras oncogene have been found to lead to continuous abnormal stimulation of cell proliferation associated with human cancer (see Figure 2 below, which is a theoretical depiction of K-ras antisense gene therapy inhibiting abnormal growth of cancer cells).

FIGURE 2.

                                 K-RAS DIAGRAM

     Mutations in K-ras have been found in 30% to 40% of lung adenocarcinomas, 70% to 90% of pancreatic adenocarcinomas and 30% to 40% of colorectal cancers.

     Evidence exists that mutant ras reduces the propensity of certain cells to undergo apoptosis. Accordingly, the Company intends to initiate clinical trials of a gene therapy product that delivers into the cell a portion of the normal K-ras gene which is oriented in an antisense (reverse) direction. It is anticipated that RNA from the antisense fragment will bind with RNA derived from the activated K-ras gene and block the production of K-ras protein. If such binding occurs successfully, the Company believes that this could stop or slow the progression of the cancer. See "Business of Introgen -- Product Development Programs."

DELIVERY SYSTEMS

     An essential requirement of gene therapy is a suitable delivery system for introducing therapeutic genes into cancer cells. Two major approaches that have been employed to deliver genes to tumor cells are viral and non-viral delivery systems (vectors). Different disease targets and routes of administration generally require delivery systems with differing performance characteristics.

     Thus far most gene therapy clinical trials have relied on retroviral vectors as the delivery system. The retroviral vector can cause the therapeutic gene to be incorporated into the cancer cell's chromosomes, which permits the gene to persist and function for an extended time period. Retroviral vectors are effective only in dividing cells -- such as cancer cells -- and therefore are less likely to affect normal cells, and they can also infect nearly all cell types. Retroviral vector systems can result in high levels of production (expression) of the therapeutic gene product and can be manufactured in large quantities to meet very stringent safety specifications. However, since all the cells in a tumor are not dividing at the same time, repeated treatment may be necessary. Furthermore, since retroviral vectors are believed to integrate randomly into the host cell's genetic material, this may disrupt or inappropriately activate the functions of cellular genes near or at the integration sites.

     Adenoviral delivery systems have different characteristics than retroviral delivery systems. Adenoviral vectors can infect and express genes in non-dividing as well as dividing cells, thereby potentially reducing the need for repeated treatments. They can be grown to very high concentration and can therefore be used to deliver a concentrated therapeutic dose. The DNA of these vectors does not generally integrate into the cell genome. Instead, it typically remains as an autonomous genetic unit inside the nucleus and eventually disintegrates. This feature protects normal cells that might have taken up the viral vector. Cancer cells may not require the long-term presence of such therapeutic genes because the treated cells may become endowed with the capability of either undergoing apoptosis or repairing genetic damage. A major concern of the adenoviral delivery system is the immune response to viral proteins that it is capable of inducing in the patient. Such an immune response may reduce or eliminate the efficacy of repeat doses of adenoviral-based gene therapeutics. However, a local-regional application of the adenoviral vector, such as that being utilized by Introgen, may be a means of minimizing an immune response.

     Introgen believes that no single gene therapy delivery system will be applicable to all clinical needs. Accordingly, the Company is pursuing the development of both retroviral and adenoviral delivery systems in parallel. Introgen believes that the performance characteristics of retroviral and adenoviral delivery systems are complementary, potentially allowing a wide range of diseases and routes of administration to be successfully addressed. Both types of viral vectors have been modified to eliminate their ability to replicate in a human host. In addition, the Company is pursuing the development of non-viral delivery systems, which it believes could potentially prove useful as alternatives to viral delivery for certain clinical indications. However, non-viral technology is at an earlier state of development than viral vector technology, and improvements are needed in the ability of non-viral systems to deliver therapeutic genes efficiently. See "Business of Introgen -- Product Development Programs."

                              BUSINESS OF INTROGEN
OVERVIEW

     Introgen is focused on the development of gene therapy products to treat cancer by direct introduction of the therapeutic gene inside the body ("in vivo"). Introgen was the first company to treat a human patient with a cancer gene replacement therapy in vivo, and it is one of the few companies to have advanced to the clinic with more than one delivery system (vector). For treating cancer, gene therapy seeks to restore or correct missing or aberrant gene functions either by the addition of normal genes ("gene replacement") or by neutralizing the activity of defective genes ("gene blocking"). Introgen is developing two categories of gene therapy cancer products: (1) "gene replacement" products based on the p53 tumor suppressor gene and (2) "gene blocking" products designed to neutralize the activity of a mutant K-ras oncogene. The Company is currently conducting Phase I/II clinical trials in the United States of its lead products for the treatment of NSC lung cancer and head and neck cancer. Additional clinical trials are expected to commence in the United States, Europe and Asia over the next 12 to 18 months. These scheduled clinical trials would include multi-center, Phase II/III trials of Introgen's p53 "gene replacement" products. In addition, the Company is currently conducting preclinical studies, and expects to initiate Phase I and Phase I/II clinical trials, for products to treat cancers of the liver, bladder, ovaries, brain, breast and prostate, as well as malignant ascites from gastrointestinal cancers. The Company's current and expected clinical trials test the Company's products both alone and in combination with standard cancer treatments.

     Preliminary results from Introgen's Phase I/II human clinical trials indicate that its p53 "gene replacement" products demonstrate promise with respect to both lack of toxicity and tumor response. These trials have involved 361 doses of p53 injected into the tumors of 48 patients. Thirty-nine of these patients have been treated with p53 delivered by an adenoviral vector ("Ad-p53"), and nine patients have been treated with p53 delivered by a retroviral vector ("RV-p53"). There has been no clinically significant vector-related toxicity noted. Data from seven of the nine patients in Introgen's RV-p53 trial for lung cancer could be clinically evaluated with respect to tumor response. Two patients could not be evaluated in this study due to complications unrelated to the therapy. Of the seven patients evaluated, three showed tumor regression at the treatment site, and three showed tumor stabilization. All nine patients died subsequently from progression of untreated sites of disease, or other complications of cancer, unrelated to the efficacy or safety of the gene therapy. Preliminary data from the Company's clinical trials of Ad-p53 for the treatment of head and neck cancer and lung cancer indicate that Ad-p53 injected into tumors produces an increase in p53 expression, apoptosis, and tumor necrosis. The results of the RV-p53 trial for lung cancer have been published in the September 1996 issue of the journal Nature Medicine.

     Development and commercialization of Introgen's p53 and K-ras products are being pursued in conjunction with RPR pursuant to a collaboration arrangement with potential aggregate payments to the Company of approximately $50.0 million prior to product commercialization (including approximately $24.7 million received to date for research and development payments and equity investments). The collaboration arrangement provides that Introgen is primarily responsible for completing the early stage research and development of products, which RPR is obligated to fund. If RPR elects, it shall be primarily responsible for the later stage development of the products. In North America, Introgen retains exclusive manufacturing rights and may elect to form a marketing collaboration with RPR to market collaboration products. Introgen is entitled to royalties on product sales arising from RPR's exclusive marketing and manufacturing rights in Europe. Both parties may, at their own expense, develop and market products in Japan, Korea, China, Taiwan and India. Introgen and RPR have agreed that they will not market or license, and RPR will not develop, any p53 or K-ras gene therapy products prior to October 2004, except under the terms of the collaboration arrangement. Pursuant to the terms of a stock purchase agreement between the Company and RPR, RPR has agreed to purchase $6.0 million of Common Stock in a private placement concurrent with this offering at the price to public in this offering, as well as to make an additional equity investment of $2.5 million in 1997 and a potential future milestone payment of approximately $2.5 million (provided that the collaboration agreements remain in effect).

     Introgen has exclusively licensed 21 United States and 25 foreign patent applications from UTMDACC. In addition, Introgen has exclusively licensed two United States applications and one foreign patent application from SKCC. These licensed patent applications relate to the use of tumor suppressor genes in combination with DNA-altering treatments such as chemotherapy and radiation, as well as genes, viral and non-viral delivery systems, tissue-specific promoters and diagnostics. In January 1996, Introgen received a notice of allowance of a licensed patent application covering certain recombinant p53 adenovirus compositions. Introgen is also funding research at UTMDACC and SKCC and has the right to include certain patentable inventions that arise from the research under its exclusive license with the corresponding institution.

BUSINESS STRATEGY

     The Company's objective is to remain a leading developer of gene therapy products for the treatment of cancer. Introgen's approach is to seek out product applications that move from the laboratory to human applications in a rapid time frame. To accomplish its objective, Introgen's strategy is to:

     Pursue Rapid Clinical Development and Regulatory Approval. The Company believes that emphasis on clinical trials of products to treat life-threatening cancers will allow sufficient toxicity and efficacy data to be acquired relatively rapidly. The Company seeks to obtain accelerated regulatory approval and market entry for gene therapy cancer products that address severe, life-threatening, malignant diseases for which alternative treatments are either unsatisfactory or non-existent. The FDA recently indicated that it will expand the use of the accelerated approval process for cancer treatments. Accordingly, the Company believes that its products are candidates for fast-track approval by regulatory authorities.

     Focus on Key Therapeutic Genes. Introgen endeavors to maximize the probability of successful product development by carefully selecting appropriate therapeutic genes for incorporation into its gene therapy cancer products. For example, the p53 tumor suppressor gene, upon which many of the Company's initial products are based, is among the most well-established and central genes involved in preventing cancer, and the ability of the normal p53 gene to preserve the integrity of the genome and prevent unchecked cellular proliferation is well documented. Similarly, the role of a mutated K-ras oncogene in stimulating abnormal cellular proliferation has been well studied, as has the ability of interventions that neutralize mutant K-ras activity to inhibit abnormal cell growth. Within the last year the Company has begun preclinical research with an adenoviral vector for C-CAM, a therapeutic gene whose expression is missing in prostate cancer.

     Leverage Collaborative Arrangements. Introgen intends to continue to establish collaborative arrangements with leading pharmaceutical companies and academic institutions, such as RPR and UTMDACC, to develop and commercialize products. In particular, the Company's collaborative partners are expected to provide research, manufacturing and marketing expertise. The Company believes that establishing and maintaining collaborations with corporate and academic partners will enable the Company to more effectively and economically leverage its resources to develop and market products. The Company's efforts in establishing collaborative arrangements have recently resulted in a sponsored research agreement and exclusive license with SKCC, and a letter of intent for a Collaborative Research and Development Agreement ("CRADA") with RPR and NCI.

     Pursue and Expand Patent Portfolio. The Company will enhance its existing patent portfolio by pursuing additional patents through collaborative arrangements, sponsored research and internal research. The Company presently has the exclusive royalty-bearing license to 23 United States patent applications and 26 foreign patent applications. In addition, the Company is currently funding research at UTMDACC and SKCC and has the right to include certain patentable inventions that arise from this funded research under the exclusive license with the corresponding institution. The Company is also pursuing patents on products, applications, and constructs arising from its own internal research programs. In January 1996, Introgen received a notice of allowance of a licensed patent application covering certain recombinant p53 adenovirus compositions.

     Enhance Product Breadth. Introgen's long term strategy is to provide a broad portfolio of gene therapy products for cancer and other life-threatening diseases. The Company believes that several of its products under development may be effective in the treatment of indications not currently the focus of the Company's clinical trials. The Company will continue to develop therapeutic genes and other technologies that show promise as commercial applications through licensing, collaborative arrangements and internal research.

PRODUCT DEVELOPMENT PROGRAMS

     Introgen is currently conducting clinical development on two categories of products: (1) "gene replacement" products based on the p53 tumor suppressor gene and (2) "gene blocking" products designed to neutralize the activity of a mutant K-ras oncogene. Introgen's p53 products have been developed using two delivery systems: one employing a retroviral vector ("RV-p53") and the other employing an adenoviral vector ("Ad-p53"). Introgen's initial K-ras product consists of a partial antisense K-ras gene delivered by a retroviral vector ("RV-AS-K-ras"). The table below sets forth the clinical status for the Company's products by indication. For the purposes of this table, a clinical trial is assumed to commence when the Company has obtained required regulatory approval and begins enrolling patients.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Indication                        Technology                   Development/Clinical Status
  --------------------------------------------------------------------------------------------
  NSC Lung Cancer                   RV-p53                       Phase I/II
                                    Ad-p53                       Phase I/II (US)
                                                                 Preclinical, IRB(1) approved
                                                                 (Japan)
                                    Ad-p53 + Cisplatin           Phase I/II
                                    RV-AS-K-ras                  IND(2) approved
  --------------------------------------------------------------------------------------------
  Head and Neck Cancer              Ad-p53                       Phase I/II
                                    Ad-p53 + Surgery             Phase I/II
                                    Ad-p53 + Cisplatin           Preclinical, IRB approved
                                                                 (The Netherlands)
  --------------------------------------------------------------------------------------------
  Liver Cancer (Hepatoma)           Ad-p53                       Preclinical
                                    (percutaneous delivery)
                                    Ad-p53                       Preclinical
                                    (intra-arterial delivery)
  --------------------------------------------------------------------------------------------
  Bladder Cancer                    Ad-p53                       Preclinical
  --------------------------------------------------------------------------------------------
  Ovarian Cancer                    Ad-p53                       Preclinical
                                    Ad-p53 + Cisplatin           Preclinical
  --------------------------------------------------------------------------------------------
  Brain Cancer (Glioblastoma)       Ad-p53                       Preclinical
  --------------------------------------------------------------------------------------------
  Breast Cancer                     Ad-p53                       Preclinical
  --------------------------------------------------------------------------------------------
  Malignant Ascites                 Ad-p53                       Preclinical, IRB approved
                                                                 (United Kingdom)
  --------------------------------------------------------------------------------------------
  Prostate Cancer                   Ad-C-CAM                     Preclinical
  --------------------------------------------------------------------------------------------

(1) Institutional Review Board ("IRB") approval is required for protocols that involve the use of humans in the study of pharmaceutical products.
(2) Investigational New Drug ("IND") application approval is required before the Company can commence human clinical trials.

     As of September 27, 1996, the Company's trials have involved 361 doses of p53 injected into tumors of 48 patients. The Company believes that reintroduction of normal p53 genes into cancer cells may cause the cells either to undergo a process of programmed cell death (apoptosis) or to repair genetic damage sufficiently to restore responsiveness to normal cellular controls. With respect to the K-ras antisense gene therapy, the Company believes that when the RNA of antisense K-ras combines with that of a mutant K-ras oncogene, it may block its action and induce the growth arrest or killing of cells receiving the transferred gene. The primary endpoint being measured in the clinical trials is reduced tumor size. However, additional endpoints are being investigated to verify gene delivery, gene expression and mechanism of response.

     Clinical trials in addition to those listed above are expected to commence in the United States, Europe and Asia over the next 12 to 18 months. These clinical trials would include multi-center, Phase II/III trials of Introgen's p53 "gene replacement" products. In addition, the Company expects to initiate Phase I and Phase I/II trials for products to treat cancers of the liver, bladder, ovaries, brain, breast and prostate, as well as malignant ascites from gastrointestinal cancers. The Company's current and expected trials test the Company's products both alone and in combination with standard cancer treatments.

     The Company has not yet completed any Phase I or Phase I/II clinical trials for its potential products. There can be no assurance that future clinical studies will commence on schedule or that RPR will elect to proceed with later stage development. The results of ongoing clinical trials could cause the Company to delay or terminate currently planned clinical trials. In addition, research on some of the Company's potential products is being performed in conjunction with NCI pursuant to a letter of intent. The letter of intent anticipates that the Company will enter into a formal CRADA, however, there can be no assurance that the CRADA will be finalized. In addition, research relating to several of the Company's products including the Company's second tumor suppressor gene, C-CAM, is conducted pursuant to an agreement with UTMDACC, which is subject to ratification by the Board of Regents. To date, no gene therapy products for cancer have been approved for sale in the United States or internationally. See "Risk Factors -- Early Stage of Development; No Assurance of Successful Product Development," "-- Dependence on Collaborative Arrangements," "-- Uncertainties Related to Clinical Trials" and "-- Government Regulations; No Assurance of Regulatory Approvals."

     Non-Small Cell Lung Cancer

     Lung cancer is the leading cause of cancer death in the United States, with an estimated 177,000 new cases in 1996. Most lung cancer patients die within a year of diagnosis. The five year survival rate is approximately 13% for all stages of lung cancer and approximately 47% for localized disease stages. The unfavorable prognosis for the disease is due to the poor responsiveness of lung cancer to the standard therapies of surgery, chemotherapy and radiation, as well as combinations of these therapies. NSC lung cancers (which include adenocarcinoma, large-cell lung cancer and squamous cell carcinoma) account for 75% to 80% of all lung cancers. Mutations of p53 are found in approximately half of NSC lung cancers. According to several studies K-ras mutations appear in approximately 20% of NSC lung cancers.

     In Introgen's sponsored preclinical studies, both "gene replacement" with p53 and "gene blocking" therapy with antisense K-ras reduced the growth of NSC lung cancer. Adenoviral introduction of the p53 gene into NSC lung cancer cells in vitro reduced the growth rate by approximately 75% in cell lines with p53 mutations or deletions. In a nude mouse model of orthotopic human lung cancer, Ad-p53 treatment reduced tumor formation by an average of 67% and tumors that did develop following such treatment were significantly smaller. Testing of RV-AS-K-ras in a mouse model of orthotopic human lung cancer indicated that tumor formation was inhibited in 80% to 90% of mice in three studies.

     Introgen's Phase I/II clinical trials for the treatment of NSC lung cancer began in 1995 and are being conducted at UTMDACC. These trials are restricted to patients with advanced metastatic lung cancer who have failed to respond to conventional cancer treatments and have tumors with missing or mutant p53 genes. Each trial involves the intralesional injection of the product into one tumor site. One trial involves RV-p53 delivered alone in up to 14 patients. Nine patients have been treated with RV-p53 in this trial. The second trial involves Ad-p53 delivered alone in up to 27 patients. Nine patients have been treated with Ad-p53 in this trial. The third trial involves the treatment of up to 27 patients with Ad-p53 in conjunction with cisplatin, a chemotherapeutic agent. Six patients have been treated in this trial.

     As reported in the September 1996 issue of Nature Medicine, preliminary results from the Company's human clinical trials indicate that its RV-p53 product demonstrates promise with respect to both lack of toxicity and tumor response. The preliminary data from nine patients with NSC lung cancer who were treated with RV-p53 alone in the Company's Phase I/II trial indicate no clinically significant vector-related toxicity.

Data from seven of the nine patients in the Company's RV-p53 trial for NSC lung cancer could be clinically evaluated with respect to tumor response. Two patients could not be evaluated in this study due to complications unrelated to the therapy: one died from an unrelated complication of cancer two weeks after completing the treatment, and the other was removed from the study after a single injection because of complications of general anesthesia. Of the seven patients evaluated, three showed tumor regression at the treatment site, three showed tumor stabilization and one showed tumor progression. All nine patients died subsequently from progression of untreated sites of disease, or other complications of cancer, unrelated to the efficacy or safety of the gene therapy.

     Head and Neck Cancer

     Cancers of the head and neck are the fourth most common malignancy worldwide with an estimated 400,000 new cases each year. These cancers primarily include squamous cell carcinoma of the oral cavity, pharynx and larynx. The overall rate of survival of these patients is approximately 50%. A majority of patients (60%) are diagnosed with locally advanced disease with a cure rate of only approximately 30%. Conventional treatment for head and neck cancer patients is surgery and/or radiation. Surgery frequently results in facial disfigurement. The majority of these patients relapse, and development of a recurrent tumor is almost always fatal. In a published study, the tumors of 68% of head and neck cancer patients were found to contain one or more p53 mutations.

     In preclinical studies sponsored by Introgen, gene therapy with p53 reduced the growth of head and neck cancer. Adenoviral introduction of p53 into head and neck cancer cell lines resulted in growth suppression and cell death regardless of the endogenous p53 status of the tumor cells. Growth of both p53 normal and p53 mutant tumor cell lines was inhibited by Ad-p53 in two mouse models of head and neck cancer. In a microscopic residual model, the incidence of tumor formation in animals implanted with tumor cell lines containing p53 normal genes was 14% (2 of 14 animals tested) following Ad-p53 treatment and 79% (11 of 14) following treatment with a control vector (an 82% reduction in tumor formation). The incidence of tumor formation in animals implanted with tumor cell lines containing p53 mutant genes was 0% (0 of 16) following treatment with Ad-p53 and 100% (16 of 16) following treatment with a control vector. In an established tumor model, Ad-p53 treatment significantly reduced the size of tumors formed by either p53 normal or p53 mutant head and neck cancer cells.

     Introgen's Phase I/II clinical trials for the treatment of head and neck cancer with Ad-p53 commenced in 1995 at UTMDACC and are ongoing. These trials are restricted to patients who have extensive incurable local or regional disease and who have either failed or cannot receive conventional treatment. The first trial in progress involves the delivery of Ad-p53 alone to a maximum of 27 patients with non-resectable (inoperable) disease. Fourteen patients have been treated in this trial. The second trial involves delivery of Ad-p53 in conjunction with surgery for up to 27 patients with resectable disease. Ten patients have been treated in this trial.

     Results of the head and neck trials have been promising. The preliminary data from 24 patients in both trials showed no clinically significant vector-related toxicity after treatment. Preliminary data from these trials indicates that Ad-p53 injected into tumors produces an increase in p53 expression, apoptosis and tumor necrosis.

     Liver Cancer (Hepatoma)

     There will be an estimated 20,000 new cases of primary liver and biliary passage cancer in the United States in 1996; further, metastatic liver cancer occurs at least 20 times more frequently than primary liver cancer. The annual number of deaths from liver cancer worldwide is estimated to exceed 250,000. No adequate therapy exists for many patients with liver tumors, and few patients are viable candidates for surgery. The median survival for patients with non-resectable liver cancer unresponsive to conventional therapy is less than six months.

     Introgen and RPR have a letter of intent with the NCI to conduct Phase I/II clinical trials, using its Ad-p53 product, for this indication under an NCI CRADA. The protocol being developed will test percutaneous injection of Ad-p53 alone and subsequently Ad-p53 in combination with cisplatin.

     Bladder Cancer

     There will be an estimated 52,900 new cases of bladder cancer during 1996 in the United States. The annual number of deaths from this indication in the United States is estimated to be 12,000. Bladder anatomy and ease of access can allow high concentrations of gene therapeutic agents to be delivered directly to the bladder cancer. Mutations of the p53 gene occur in approximately 80% of invasive transitional-cell carcinomas of the bladder. Their frequency appears to be positively correlated with the grade and stage of bladder cancer, and such mutations may be important in the multistep progression of the disease.

     In preclinical studies sponsored by Introgen, "gene replacement" with p53 reduced in vitro growth of bladder cancer cells that were either mutant for or missing p53. Since Ad-p53 may be delivered intravesically to treat bladder cancer, Introgen is currently conducting toxicology studies to support this route of administration. Introgen and RPR have a letter of intent with the NCI to conduct Phase I/II clinical trials, using its Ad-p53 product, for this indication under an NCI CRADA.

     Ovarian Cancer

     There will be an estimated 26,700 new cases of ovarian cancer in the United States in 1996 with 14,800 deaths. While approximately 80% of patients present with advanced, incurable disease the cancer remains accessible to treatment within the peritoneal cavity. Overexpression of mutant p53 often occurs in invasive epithelial ovarian cancers, and many mixed mesodermal sarcomas of the ovary also overexpress p53.

     In preclinical studies sponsored by Introgen, "gene replacement" with p53 reduced the in vitro growth of ovarian cancer cells that were either mutant for or missing p53. In orthotopic models of human ovarian cancer in nude mice, animals treated intraperitoneally with Ad-p53 showed enhanced survival and reduced tumor growth relative to control groups. Since Ad-p53 may be delivered intraperitoneally to treat ovarian cancer, Introgen is currently conducting toxicology studies to support this alternative route of administration.

     Introgen and RPR have a letter of intent with the NCI to conduct Phase I/II clinical trials, using its Ad-p53 product, for this indication under an NCI CRADA. These trials are expected to test the use of Ad-p53 alone and in conjunction with either surgery or cisplatin.

     Brain Cancer (Glioblastoma)

     An estimated 13,000 people die of cancers of the brain and central nervous system in the United States each year. Tumors of astrocytic cell origin, the most common brain tumors, are graded in terms of malignancy, with high grades carrying an extremely poor prognosis. According to several studies, approximately 40% of all high-grade astrocytomas (glioblastoma) involve missing or mutated p53 tumor suppressor genes.

     In preclinical studies sponsored by Introgen, "gene replacement" with p53 in vitro induced apoptosis in glioblastoma cells that were mutant for p53, and reduced the growth of glioblastoma cells that contained a normal p53 gene.

     Introgen and RPR have a letter of intent with the NCI to conduct a Phase I/II clinical trial, using its Ad-p53 product, for this indication under an NCI CRADA.

     Breast Cancer

     An estimated 184,000 new cases of breast cancer will occur in women in the United States during 1996, and more than 44,000 are expected to die of the disease. According to several studies, alterations in p53 are the most common changes identified to date in breast cancer, occurring in 25% to 45% of breast cancer cases. p53 mutations are associated with aggressive tumors and a poor patient prognosis both for remaining disease-free and for survival.

     Introgen and RPR have a letter of intent with the NCI to conduct a Phase II clinical trial, using its Ad-p53 product, for this indication under an NCI CRADA. This trial is designed to administer Ad-p53 to patients with locally recurrent breast cancer involving the chest wall.

     Malignant Ascites

     There are an estimated 200,000 new cases of gastrointestinal cancer each year in the United States, and the Company believes that approximately the same number of new cases occur in Europe. Malignant ascites (comprised of malignant cells and fluid in the peritoneal cavity) occurs in up to one-fifth of all patients suffering from a gastrointestinal cancer, usually late during the course of the disease. The median survival for patients with newly diagnosed malignant ascites is approximately two to six months, depending on the tumor type. Therefore, standard therapy has focused on palliation of symptoms, maximizing ambulatory out-of-hospital time and minimizing treatment-induced morbidity.

     Currently, Introgen is conducting preclinical toxicity and pharmacokinetic studies related to malignant ascites.

     Prostate Cancer

     In the United States, prostate cancer is the most common cancer and the second leading cause of male cancer death. In 1996, there are projected to be 317,000 new cases of prostate cancer and approximately 41,000 deaths directly attributable to this disease. The magnitude of the prostate cancer problem in the United States is expected to increase as the age distribution of American men shifts to an increased number of older males.

     The Company is engaged in the preclinical testing of a second tumor suppressor gene, C-CAM, delivered by an adenoviral vector ("Ad-C-CAM") for the treatment of prostate cancer. Mutations or inappropriate regulation of C-CAM may be involved in cancer of the prostate. Preclinical studies conducted at UTMDACC identified C-CAM as a tumor suppressor based on its ability to alter the growth rate and characteristics of prostate cancer cells in both in vitro and in vivo models of human prostate cancer. Prostate cancer cells treated with Ad-C-CAM vectors showed significantly slower growth rates and reduced tumorigenicity. Furthermore, non-tumorigenic prostate cells became tumorigenic when C-CAM levels were experimentally reduced through an antisense RNA approach. Following completion of preclinical studies, the Company anticipates filing an IND application, which, if approved, will permit clinical trials to begin.

     Additional Preclinical Development

     Anti-proliferative (Bystander) Effector. Data from the Company's preclinical in vitro and animal studies of Ad-p53 and RV-p53 gene therapies indicate that functional genetic material is delivered ("transduction") to less than 100% of the tumor cells. However, transduction of 100% of the tumor cells does not appear necessary to achieve regression of treated tumors. Instead a "bystander effect" appears to operate in which transduced cells are able to induce an anti-proliferative effect on non-transduced, neighboring cells. Introgen is conducting preclinical research to identify the anti-proliferative effector molecules involved in this bystander effect. If the Company is successful in identifying such molecules, it could further elucidate the mechanisms by which therapeutic genes are able to mediate tumor regression and could result in additional therapeutic approaches to cancer treatment.

     Single Chain Antibody. Intracellular antibody, or intrabody, technology provides a novel potential avenue for gene therapy cancer treatments. In this approach, the gene that is introduced into the cancer cells produces an antibody-like molecule, which is intended to block the action of a particular disease-mediating protein by binding to it. Introgen is collaborating with RPR in the development of a single-chain antibody to ras proteins delivered by an adenoviral vector ("Ad-scFv-ras"). Different possible constructs are in testing at both Introgen and RPR. The goal will be to produce an intracellular antibody that interferes with the ability of ras proteins to transmit growth signals, thereby limiting tumor formation or growth. Certain technology in this area was developed at a leading cancer center, licensed by RPR, and made available for use under the Introgen-RPR collaboration arrangement.

COLLABORATIVE ARRANGEMENTS AND LICENSING AGREEMENTS

     Introgen's strategy is to enter into collaboration agreements or licensing arrangements with third party partners for product development, manufacturing and marketing. The Company believes that it will be necessary to enter into collaborative arrangements and licensing arrangements with other companies in the future to develop, commercialize, manufacture and market additional products. To varying degrees, the Company is dependent on its collaborative partners and licensors for the preclinical study, clinical development, regulatory approval, manufacturing and marketing of products based on the results of these collaborative research programs. The agreements with these collaborative partners and licensors allow such third parties significant discretion in electing whether to pursue any of these activities. See "Risk Factors -- Dependence on Collaborative Arrangements."

     Rhone-Poulenc Rorer

     In October 1994, Introgen entered into two collaboration agreements with RPR to develop and commercialize gene therapy cancer products in two fields, one to develop products based on the p53 pathway and one to develop products based on K-ras inhibition. Under the terms of the agreements, Introgen is primarily responsible for conducting research and development of the products through completion of Phase I or Phase I/II clinical trials and RPR is obligated to fund such early stage research and development until October 1997.

     Following completion of Phase I or Phase I/II clinical trials of a product funded by RPR, RPR has the option to proceed with later stage development and commercialization of such product (a "Later Stage Product"). If it so elects, RPR will finance and be primarily responsible for conducting later stage clinical trials, including all further submissions of existing Investigational New Drug applications ("INDs") as well as preparation of all PLAs and Establishment License Applications ("ELAs") for the Later Stage Product. Unless RPR terminates the applicable collaboration agreement, it is obligated to proceed with later stage development for at least one Later Stage Product in the applicable field (either products based upon the p53 pathway or products based upon K-ras inhibition). If RPR terminates the collaboration agreement for a particular field then RPR may not develop or commercialize any products in such field for three years and Introgen may pursue the development and commercialization of such Later Stage Products and other products in such field.

     If RPR does not elect to continue funding early stage development in the applicable field beyond October 1997 or such later date as the parties may agree, Introgen would have to fund such development. However, RPR would only have rights under the applicable collaborative agreement to products that are Later Stage Products when RPR ceases funding early stage development. In any event, unless the applicable collaboration agreement is terminated, Introgen and RPR are precluded from marketing or licensing, and RPR is precluded from developing, any gene therapy cancer products in the applicable field prior to October 2004, except pursuant to the terms of the applicable collaboration agreement.

     In North America, Introgen has the right to form a marketing collaboration with RPR for the marketing of the products developed under the collaborative agreements. Under a marketing collaboration Introgen and RPR would share the costs and profits of marketing products. In the event Introgen does not elect to form a marketing collaboration, RPR will retain exclusive marketing rights in North America, subject to royalties on product sales to Introgen. In addition, Introgen retains exclusive manufacturing rights in North America, including an exclusive supply arrangement with RPR in the event a marketing collaboration is not formed. In Europe, RPR retains exclusive marketing and manufacturing rights, subject to royalties to Introgen on product sales. In Japan, Korea, India, China and Taiwan, both companies have the right, at their own expense, to develop, market and manufacture products.

     RPR may terminate the collaboration agreements, in whole or in part with respect to individual products, at any time upon six months' notice. During the six month period following the effective date of termination of the agreements, RPR will reimburse Introgen for noncancellable obligations or commitments incurred prior to such notice in accordance with certain provisions of the agreements. In the event of any such termination

(other than for cause), RPR may not develop or commercialize any of the products under the purview of the collaboration agreements for a period of three years.

     In October 1994, Introgen and RPR entered into a stock purchase agreement under which RPR agreed to make a series of equity investments in Introgen. Under the terms of the stock purchase agreement, as amended, RPR has agreed to make certain investments and a milestone payment in addition to amounts previously paid. RPR has agreed to purchase $6.0 million of Common Stock in a private placement concurrent with this offering at the price to public in this offering as well as to purchase $2.5 million of Common Stock on October 1, 1997, so long as the collaboration agreements are then in effect, at the higher of the price to public in this offering or the then current average trading price; and subject to the terms of the stock purchase agreement, to make a payment of approximately $2.5 million at the earlier of (1) the completion of Phase III clinical trials for a collaboration product, (2) a commercial sale of a collaboration product, or (3) June 1, 1999. The aggregate potential payments to Introgen under the collaboration agreements and the stock purchase agreement is approximately $50.0 million prior to product commercialization (including approximately $24.7 million received to date for research and development payments and equity investments). Under the terms of the stock purchase agreement, so long as RPR holds at least 15% of the outstanding stock of the Company, the Company shall include a nominee of RPR, who is reasonably acceptable to the Company, in its recommended slate for election to the Board of Directors.

     RPR is a global pharmaceutical company with reported 1995 sales of approximately $5.3 billion (as adjusted to reflect acquisitions) and research and development expenditures of over $826 million (as adjusted to reflect acquisitions). In 1994, RPR formed a division, RPR Gencell, dedicated to the discovery, development, manufacture and commercialization of cell and gene therapy products. RPR Gencell is organized as a decentralized, interactive network linking leading biotechnology companies and research organizations worldwide with its own internal activities. Members of RPR Gencell's network include Introgen, AASTROM Biosciences, Inc., the Centre National de Recherche Scientifique, Darwin Molecular Corporation, Genetix Pharmaceuticals, Genopoietic Genethon, the Institut Gustave Roussy, the Institut Pasteur Lille, IntraImmune Therapies, Inc., the Lawrence Berkeley Laboratory/Human Genome Center, Pasteur Merieux Connaught, St. Elizabeth's Medical Center, the University of British Columbia and the Universite Louis Pasteur.

     The University of Texas M.D. Anderson Cancer Center

     Introgen's core technologies were developed by scientists at UTMDACC in Houston. Introgen sponsors research performed by researchers at UTMDACC to further the development of technologies being investigated by UTMDACC that could have potential commercial viability. Through these sponsored research agreements, Introgen has access to UTMDACC's resources and expertise for the development of the Company's technology. In addition, the Company has the right to include certain patentable inventions arising from these sponsored research agreements under its exclusive license with UTMDACC. Introgen's strategy for product development, which includes licensing of new technologies, is designed to take advantage of the significant multidisciplinary resources available at UTMDACC.

     Introgen's research and development laboratories, manufacturing facilities, and core clinical support laboratory are located in Houston in close proximity to UTMDACC and the Texas Medical Center. UTMDACC has an annual budget of approximately $900 million, over 700 basic scientists and clinicians on staff, and an average of over 2,300 patient visits each day. Through its sponsored research agreements, Introgen supports a group of approximately 25 clinicians and researchers at UTMDACC investigating gene therapy products and clinical applications.

     National Cancer Institute

     In April 1996, Introgen and its collaborative partner RPR signed a letter of intent with NCI. The purpose of this letter of intent is to permit joint research among the parties pending review of a formal CRADA by a CRADA subcommittee of the NCI and approval of the CRADA by the Director of the NCI. The goal of the CRADA is to evaluate the potential effectiveness and superiority to other treatments of Introgen's Ad-p53 products against a range of designated cancers including breast cancer, ovarian cancer, bladder cancer, liver cancer (hepatoma) and brain cancer (glioblastoma). There can be no assurance that the CRADA will receive approval from the CRADA subcommittee or the director of the NCI. If such approval is not obtained it would have a material adverse effect on the Company's business, financial condition and results of operations.

     Sidney Kimmel Cancer Center

     In March 1996, the Company entered into a licensing and sponsored research agreement with SKCC, formerly known as the San Diego Regional Cancer Center. SKCC is active in the field of gene therapy cancer research. Pursuant to the terms of this agreement, the Company has agreed to advance funds to SKCC for the performance of certain research by SKCC. In return for the funding of such research, the Company will obtain the exclusive license rights to certain inventions made during the course of such research. These activities focus on combination therapies using p53 and other tumor suppressor genes in combination with conventional cancer treatments. Introgen has also licensed certain proprietary technology from SKCC.

MARKETING AND SALES

     The Company's marketing strategy is to target well defined markets that can be penetrated effectively and to pursue those efforts with resources provided by collaborative arrangements. For example, under the RPR collaboration arrangement, the Company may elect to form a marketing collaboration to market collaboration products in North America and will receive a royalty on sales made by RPR in Europe. The Company believes that pursuing this strategy will allow it to capture the benefits of more substantial revenues associated with the marketing function as well as to bring its products to market in a cost efficient and competitive manner.

     The Company has no experience in marketing or selling pharmaceutical products and does not have a marketing and sales staff. In order to achieve commercial success for any product candidate approved by the FDA, Introgen must either develop a marketing and sales force or enter into arrangements with third parties to market and sell its products. There can be no assurance that Introgen will successfully develop such experience or that it will be able to enter into marketing and sales agreements with others on acceptable terms, if at all. If the Company develops its own marketing and sales capabilities as part of a marketing collaboration with RPR to sell products in North America, it will compete with other companies that have experienced and well-funded marketing and sales operations. To the extent that RPR has exclusive marketing and sales rights in Europe, and to the extent that the Company enters into a joint venture with RPR, any revenues to be received by Introgen will be dependent on the efforts of RPR. There can be no assurance that such efforts will be successful.

MANUFACTURING AND PROCESS DEVELOPMENT

     The material used in the Company's preclinical testing and clinical trials was produced by UTMDACC and by a third-party contract manufacturer. The Company recently completed construction and validation of a pilot-scale manufacturing facility with sufficient capacity to supply a portion of Ad-p53 for currently planned clinical trials. This facility has already produced initial quantities of Ad-p53 intended to be used in clinical trials.

     The Company is considering the establishment of a commercial-scale cGMP manufacturing facility to further support clinical trials and the possible commercial sale of its potential products. For this purpose the Company has retained cGMP facility consultants with experience in designing, overseeing construction, commissioning equipment and completing validation for cGMP manufacturing operations. The commercial-scale manufacturing facility is currently in the design phase and the Company is investigating possible sites. Commercial-scale manufacturing will require significant improvements in the Company's current manufacturing techniques, as well as rigorous process controls. Companies often encounter manufacturing difficulties, including problems involving production yields, quality control and assurance or shortages of qualified personnel, during the scale-up of manufacturing. Furthermore, the Company will be required to register the facility with the FDA and will be subject to inspections confirming compliance with cGMP regulations established by the FDA. No assurance can be given that the Company will be able to produce clinical or commercial quantities of its potential products in compliance with applicable regulations or at an acceptable cost. Should the Company elect to build this facility, the construction and validation of the facility would take a minimum of approximately 24 to 30 months.

     If the Company is unable to produce its potential products in the necessary clinical or commercial quantities, then it will remain dependent on third-party contract manufacturers for the production of such materials. There are only a limited number of contract manufacturers who have the ability and capacity to produce the Company's potential products. Failure by any such contract manufacturer or the Company to deliver the Company's required quantities of potential products on a timely basis and at commercially reasonable prices would materially adversely affect the Company's business, financial condition and results of operations.

LICENSED PATENT APPLICATIONS AND PROPRIETARY TECHNOLOGY

     The Company's success will depend in part on its ability to develop and maintain proprietary aspects of its technology. The Company has exclusively licensed 21 United States and 25 foreign patent applications from UTMDACC. In addition, the Company has licensed two United States patent applications and one foreign patent application from SKCC. These licensed patent applications relate to genes, viral and non-viral delivery systems, tissue-specific promoters and diagnostics. Certain of these patent applications also pertain to the use of tumor suppressor genes in combination with DNA-altering treatments such as chemotherapy and radiation. In January 1996, USPTO granted a notice of allowance of a licensed patent application covering certain recombinant p53 adenovirus compositions. The Company has been licensed to make, have made, use and sell products utilizing the technology described in the licensed patent applications and is obligated to make royalty payments based on product sales. The Company is also funding research at UTMDACC and SKCC and has the right to include certain patentable inventions that arise from the research under an exclusive license with the corresponding institution. The Company believes this will lead to additional licensed patent applications in the future.

     The Company's patent position like that of other biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. Claims made under patent applications may be denied or significantly narrowed. There can be no assurance that any patents which may be issued as a result of the Company's licensed United States and international patent applications will provide any competitive advantage to the Company or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made significant investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its potential products either in the United States or in international markets.

     Patent applications in the United States are, in most cases, maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Consequently, the Company cannot be certain that its licensed patent applications lay claim to the first made inventions or that they were the first patent filed applications for such inventions.

     The biotechnology and pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. There are a number of filed and issued patents related to gene therapy and the treatment of cancer by gene therapy. A series of patents controlled by Enzo Biochem relating to antisense technology has recently been found invalid by the United States District Court for the District of Delaware. Introgen anticipates that Enzo Biochem will appeal this ruling. If the ruling is overturned and this series of patents is held to be valid, Introgen's RV-AS-K-ras product could be subject to an infringement claim.

     Canji controls a pending United States patent application and its European counterpart which involve p53 related therapeutic applications. The Company's knowledge about the status of this United States patent application is limited because this United States application has been maintained in secrecy. The claims of the

European counterpart of this application have been rejected but could later be allowed based upon further prosecution. Another pending United States patent application and its European counterpart involve a method of supplying normal p53 function to a cell which has lost such function and associated delivery systems. These patent applications are controlled by Pharmagenics. Accordingly, since neither application has issued, the Company is unable to assess the potential breadth and validity of these pending applications.

     In addition, Canji controls an issued United States patent and its European counterpart involving a method of treating mammalian cancer cells lacking normal p53 protein by introducing into the cancer cell a normal p53 protein. While the Company believes, after consultation with its patent counsel, that its potential products do not infringe any valid claim of the Canji patent, there can be no assurance that Canji will not assert a claim against the Company. Furthermore, there can be no assurance that the Company will not become subject to any other patent infringement claims or litigation arising out of pending applications, should they issue, including the Canji and Pharmagenics applications described above or interference proceedings declared by the USPTO to determine the priority of inventions.

     The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings involve complex legal and factual questions. As a result such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties or could restrict or prevent the Company from selling its products in certain markets. Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could restrict or prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. There can be no assurance that such confidentiality or proprietary information agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or be independently developed by competitors.

GOVERNMENT REGULATION

     The production and marketing of the Company's proposed products and its research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous FDA regulations. The Federal Food, Drug, and Cosmetic Act, as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of the Company's products. Product development and approval within this regulatory framework take a number of years and involve the expenditure of substantial resources.

     The steps required before the Company's proposed products may be marketed in the United States include (i) preclinical laboratory tests, in vivo preclinical studies and formulation studies, (ii) the submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the drug, (iv) the submission to the FDA of a PLA and ELA (for a biologic) or an NDA (for a drug), and (v) the FDA approval of the PLA/ELA or NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each product and indication, each domestic manufacturing establishment must be registered with, and approved by, the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with cGMP for both drugs and devices. To supply products for use in the United States, foreign manufacturing establishments, including third party facilities, must comply with cGMP and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in such countries under reciprocal agreements with the FDA. In addition to FDA regulation, the Company is also subject to a variety of additional governmental regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Energy Reorganization Act of 1974, the Resource Conservation and Recovery Act and other current and future federal, state and local regulations.

     Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety and effectiveness of the product. Compounds must be adequately manufactured and preclinical safety tests must be conducted by laboratories that comply with FDA Good Laboratory Practices ("GLP") regulations. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

     Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of qualified principal investigators. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA for clearance as part of the IND. Further, each clinical trial must be conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects, informed consent and the possible liability of the institution.

     Clinical trials are typically conducted in three sequential phases, but the phases often overlap. In Phase I, the initial introduction of the drug into healthy subjects, the drug is tested for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to (i) determine the effectiveness of the drug for specific, targeted indications, (ii) determine dosage tolerance and optional dosage and (iii) identify possible adverse effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed within any specific time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the Company or the FDA may suspend clinical trials at any time if it is believed that the patients are being exposed to an unacceptable health risk.

     Among other things, the results of the preclinical and clinical studies, along with manufacturing information, are submitted to the FDA in the form of a PLA/ELA or an NDA for approval of the marketing and commercial shipment of the drug. Upon accepting a Company's marketing approval applications, the FDA generally convenes an Advisory Committee to review clinical trial results and make a non-binding recommendation concerning the drug's approval. After considering the Advisory Committee recommendation and other information, the FDA may or may not issue an approval letter. This letter sets out the specific terms and conditions that the Company must satisfy in order to receive final approval to market. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny a PLA/ELA or an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety of the Company's products if they do not view the PLA/ELA or the NDA as containing adequate evidence of the safety and effectiveness of the drug. Notwithstanding the submission of such data, the FDA may ultimately decide that the application does not satisfy regulatory criteria for approval. Moreover, if regulatory approval is granted, such approval will entail limitations on the indicated uses for which it may be marketed. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

     Under the Orphan Drug Act, the FDA may designate drug products as orphan drugs if there is no reasonable expectation of recovery of the costs of research and development from sales in the United States or if such drugs are intended to treat a rare disease or condition, which is defined as a disease or condition that affects less than 200,000 persons in the United States. If certain conditions are met, designation as an orphan drug confers upon the sponsor marketing exclusivity for seven years following FDA approval of the product, meaning that the FDA cannot approve another version of the "same" product for the same use during such seven-year period. The market exclusivity provision does not, however, prevent the FDA from approving a different orphan drug for the same use or the same orphan drug for a different use. The Company believes that certain of its potential products may qualify for orphan drug designation. There can be no assurance that any of the Company's potential products will ultimately receive orphan drug designation, or that the benefits currently provided by such a designation will not hereafter be amended or eliminated. The Orphan Drug Act has been controversial, and many legislative proposals have from time to time been introduced in Congress to modify various aspects of the Orphan Drug Act, particularly the market exclusivity provisions. There can be no assurance that new legislation will not be introduced in the future that may adversely impact the availability or attractiveness of orphan drug status for any of the Company's potential products.

     Among the conditions for FDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to cGMP. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing.

COMPETITION

     The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. The Company faces, and will continue to face, competition in the development and marketing of its product candidates from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies. Competition may arise from other drug development technologies, methods of preventing or reducing the incidence of disease, including vaccines, and new small molecule or other classes of therapeutic agents. There can be no assurance that developments by others will not render the Company's product candidates or technologies obsolete or noncompetitive.

     There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, engaged in developing products for human therapeutic applications. The Company is aware that Canji is currently conducting clinical trials with p53 related gene therapy products. Various small molecule drug and antisense approaches are being investigated by other companies in earlier stages of research and development. The Company is also aware that Onyx Pharmaceuticals, Inc. has initiated a clinical study of a virus-based therapy which targets cells that are mutant for p53. Certain companies, including Merck & Co. and Genentech, Inc., are developing small molecule drugs to inhibit targets involving the ras pathway. Other companies have or are developing small molecule drugs, gene therapy and antisense approaches to treat ras related cancers. Many of these companies and institutions have substantially greater financial resources and larger research and development staffs than the Company. In addition, many of these competitors have significantly greater experience than the Company in developing products, in undertaking preclinical testing and human clinical trials, in obtaining FDA and other regulatory approvals of products and in manufacturing and marketing products. Accordingly, the Company's competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products more rapidly than the Company. If and when the Company commences commercial sales of products, it will be competing against companies with greater marketing capabilities and manufacturing experience, areas in which it has limited or no experience. The Company also competes with universities and other research institutions in the development of products, technologies and processes. In many instances, the Company competes with other commercial entities in acquiring products or technologies from universities.

     The Company expects that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities. The Company's competitive position also depends upon its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

HUMAN RESOURCES

     As of September 27, 1996, Introgen employs approximately 52 persons engaged in research and development, regulatory affairs, clinical affairs and manufacturing activities. The Company's employees include 14 holders of the Ph.D. or M.D. degree. Many of Introgen's employees have brought extensive prior experience in the pharmaceutical and biotechnology industries to the Company.

     In addition to its full-time staff, Introgen provides financial support through sponsored research agreements for approximately 25 research scientists and technicians at UTMDACC who serve as investigators for Introgen on clinical and preclinical research projects. Introgen also has entered into part-time consulting arrangements with several UTMDACC scientists and clinicians. Introgen's sponsored research projects with UTMDACC involve investigators in a wide range of specialties, including thoracic and cardiovascular surgery, neurology, gynecology, urology, and gastrointestinal medicine. The human resources devoted to development of Introgen technology and products is further augmented by the Company's collaborators at SKCC.

     None of the Company's employees is covered by collective bargaining agreements, and the Company believes it enjoys mutually satisfactory relations with its employees and consultants. The Company's success will depend in significant part upon its ability to attract and retain qualified personnel. See "Risk Factors -- Need to Attract and Retain Key Employees and Consultants."

FACILITIES

     Introgen leases facilities in Houston, Texas of approximately 22,000 square feet devoted to research and development laboratories, the Company's pilot-scale cGMP manufacturing facility, core clinical support laboratory and administrative offices. The Company's corporate offices are located in Austin, Texas. The Company expects its current facilities, as they may be supplemented by the commercial-scale cGMP manufacturing facility currently in the design phase, to satisfy its requirements for at least the next two years.

SCIENTIFIC ADVISORY BOARD

     Introgen receives guidance on a broad range of scientific, clinical and technical issues from its Scientific Advisory Board. Members of the Scientific Advisory Board are recognized experts in their respective fields of research and clinical medicine related to molecular oncology. The members of the Board are:

          Jack A. Roth, M.D., Chairman of the Scientific Advisory Board, is Chairman, Department of Thoracic and Cardiovascular Surgery at UTMDACC. An Introgen founder and the Company's Chief Medical Advisor, Dr. Roth has been a widely recognized pioneer in the application of gene therapy to the treatment of cancer. He is the primary inventor of the technology upon which Introgen's gene therapy products are based.

          George F. Vande Woude, Ph.D., is the Director of the ABL-Basic Research Program of the National Cancer Institute and also directs the Molecular Mechanisms of Carcinogenesis Laboratory and the Molecular Oncology Section. He is the editor-in-chief of Cell Growth and Differentiation, a co-editor of Advances in Cancer Research, and serves on the editorial boards of three other prominent journals. He serves as a scientific advisor to numerous prominent cancer centers. Dr. Vande Woude received his Ph.D. in biochemistry/physical chemistry from Rutgers University.

          Carol L. Prives, Ph.D., is a Professor of Biology at Columbia University. She is the Chair of the NIH Experimental Virology Study Section and a member of the NCI Intramural Scientific Advisory Board, as well as the Dana-Farber Cancer Center Advisory Board. She is an editor of the Journal of Virology and serves on the editorial boards of three other prominent journals. She received her Ph.D. in biochemistry from McGill University.

          Daniel Von Hoff, M.D., is the Director of the Institute for Drug Development, Cancer Therapy and Research in San Antonio, Texas and a Professor in the Departments of Medicine and Cellular and Structural Biology at the University of Texas Health Science Center. Dr. Von Hoff is certified in medical oncology by the American Board of Internal Medicine.

          Elizabeth Grimm, Ph.D., is Biologist and Professor of Tumor Biology at UTMDACC. A recipient of the Ph.D. degree in microbiology from the University of California, Los Angeles School of Medicine, Dr. Grimm has served as Cancer Expert, Surgical Branch of the NCI.

          Michael J. Imperiale, Ph.D., is the Director of Cancer Biology Training Programs at the University of Michigan Cancer Center and holds a concurrent position in the Department of Microbiology and Immunology at the University of Michigan. Dr. Imperiale earned his Ph.D. degree in biological sciences from Columbia University and received postdoctoral training at the Rockefeller University Laboratory of Molecular Cell Biology where he studied the regulation of early adenovirus gene expression.

          J. Carl Barrett, Ph.D., is the Scientific Director, Division of Intramural Research, National Institute of Environmental Health Sciences. Dr. Barrett received his doctoral degree in biophysical chemistry from the Johns Hopkins University. Dr. Barrett has received numerous awards including the NIH Merit Award in 1994 and the NIH Director's Award in 1995.

          Peter Nowell, M.D., of the Department of Pathology and Laboratory Medicine at the University of Pennsylvania School of Medicine, received his medical training at the University of Pennsylvania School of Medicine. Dr. Nowell is a past president of the American Society for Experimental Pathology and past Director of the American Association for Cancer Research.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                    NAME                  AGE                       POSITION
    ------------------------------------  ---   -------------------------------------------------
    David G. Nance......................  44    President, Chief Executive Officer and Director
    Mahendra G. Shah, Ph.D.(2)..........  51    Vice President, Corporate and Business
                                                Development and Director
    James W. Albrecht, Jr...............  42    Chief Financial Officer
    James A. Merritt, M.D...............  45    Vice President, Clinical Affairs
    Mary E. Harper, Ph.D................  43    Vice President, Research
    J. David Enloe, Jr..................  33    Vice President, Administration
    Shawn L. Gallagher..................  35    Vice President, Manufacturing
    John N. Kapoor, Ph.D................  53    Chairman of the Board
    Thierry Soursac, M.D., Ph.D.(1).....  39    Director
    Austin M. Long, III(2)..............  51    Director
    Mark B. Chandler, Ph.D.(1)(2).......  43    Director

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     DAVID G. NANCE has been the President and Chief Executive Officer of the Company since its inception in June 1993. From 1992 to 1996, Mr. Nance had been Managing Partner of Texas Biomedical Development Partners, the investment group that founded Introgen. From 1991 to 1993, he served as Chairman of LifeScience Corporation, a private company that develops anticancer technologies. Mr. Nance is a Director of the Texas Medical Research Foundation. See "Certain Transactions."

     MAHENDRA G. SHAH, PH.D., has been Vice President, Corporate and Business Development of the Company since its inception in June 1993. From 1991 to the present, he has been a Vice President of EJ Financial Enterprises, Inc. ("EJ") and NeoPharm, Inc. From 1987 to 1991, he was the Senior Director of New Business Development with Fujisawa USA, Inc. Prior to that time, he worked in various positions with Schering Plough and Bristol Meyers-Squibb Company. Dr. Shah received a Ph.D. in Industrial Pharmacy from St. John's University. Dr. Shah serves as Vice President, Corporate and Business Development, pursuant to a consulting agreement with EJ. See "Certain Transactions."

     JAMES W. ALBRECHT, JR. joined the Company in November 1994 as its Vice President, Operations and Administration and has been the Chief Financial Officer of the Company since September 1995. From 1994 to 1996, he was also Chief Financial Officer of Spertus Investments LLC and SDC Properties, Inc., real estate development and family asset management businesses. From 1993 to 1994, Mr. Albrecht was Chief Financial Officer of On-Demand Technologies, Inc., a software development company. From 1988 to 1995, he was the Controller and Accounting Manager of CompuAdd Computer Corporation, a personal computer manufacturing and sales company. Mr. Albrecht is a Certified Public Accountant.

     JAMES A. MERRITT, M.D., has been Vice President, Clinical Affairs since joining the Company in February 1996. From 1994 to 1995, he was Vice President of Medical Affairs at Viagene, Inc. From 1990 to 1994, he held various positions with IDEC Pharmaceuticals Corp., most recently as Senior Director, Clinical Sciences. Dr. Merritt is board certified in internal medicine and medical oncology and has served on the board of Anti-Cancer Drugs since 1990. He received his M.D. from the University of Vermont.

     MARY E. HARPER, PH.D., has been Vice President, Research since joining the Company in January 1996. From 1990 to 1996, she held various positions at Genta, Inc., most recently as Vice President of Biological Research. Dr. Harper received her Ph.D. in molecular genetics from the University of Minnesota.

     J. DAVID ENLOE, JR. joined the Company in March 1995 as its General Business Manager and has been Vice President, Administration of the Company since May, 1996. From 1989 to 1995, he held various positions at Centrilift, an affiliate of Baker Hughes, Inc., most recently as Region General Manager, Southeast Asia. Mr. Enloe is a Certified Public Accountant.

     SHAWN L. GALLAGHER has been Vice President, Manufacturing, since joining the Company in August 1996. From 1995 to 1996, he was Director of Operations at Magenta Corporation. From 1991 to 1995, he held various manufacturing management positions at ImmunoGen, Inc. Mr. Gallagher received an M.S. in chemical engineering from the University of California at San Diego.

     JOHN N. KAPOOR, PH.D., has been Chairman of the Board of the Company since its inception in June 1993. In 1990, Dr. Kapoor founded EJ Financial Enterprises, Inc. and is presently its President. He is also presently Chairman of OptionCare, Inc., Unimed Pharmaceuticals, Inc. and NeoPharm, Inc., Chairman and Chief Executive Officer of Akorn, Inc. and is a director of Bone Care, Inc. Dr. Kapoor received his Ph.D. in medicinal chemistry from the State University of New York.

     THIERRY SOURSAC, M.D., PH.D., has been a director of the Company since October 1994. Since 1987, he has held various positions at Rhone-Poulenc Rorer Inc. and is currently a Senior Vice President of RPR and General Manager of RPR Gencell. Dr. Soursac received his Doctorate in Medicine from Universite d'Angers, his Ph.D. from Universite de Paris and his M.B.A. from INSEAD.

     AUSTIN M. LONG, III has been a director of the Company since October 1994. From 1987 to the present, he has been Vice President of Private Investments of the University of Texas Investment Management Company. He is also a director of Targeted Genetics Corporation. Mr. Long holds an M.P.A. from the University of Texas, a J.D. from DePaul University Law School and is a Certified Public Accountant.

     MARK B. CHANDLER, PH.D., has been a director of the Company since October 1994. Dr. Chandler co-founded Inland Laboratories, Inc. in 1983 and is currently its President. Dr. Chandler holds a Ph.D. in Immunology from the University of Texas, Health Science Center.

     All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

     In connection with a personal real estate investment, Mr. Nance filed a petition for bankruptcy under Chapter 13 of the United States Bankruptcy Code in August 1992. Mr. Nance voluntarily moved to dismiss the filing later that month, which motion was granted in October 1992.

     On August 16, 1992, a lawsuit was filed against Dr. Kapoor in the United States District Court for the Northern District of Illinois by Fujisawa Pharmaceutical Co., Ltd. and Fujisawa USA, Inc. ("Fujisawa"). The complaint alleged that Dr. Kapoor, while President and Chief Executive Officer of Lyphomed, Inc., a company acquired by Fujisawa, violated provisions of the Federal securities laws and the Racketeer Influenced and Corrupt Organizations Act (RICO), and also asserted certain state law claims. On July 25, 1996, the complaint was dismissed in part, and Dr. Kapoor was granted summary judgment on the remaining claims. On August 22, 1996, Fujisawa filed a notice of appeal of the dismissal and summary judgment decision. Dr. Kapoor vigorously denies the allegations and filed a complaint against Fujisawa in Illinois state court on August 27, 1996 claiming breach of contract, defamation of character and other state law claims.

COMPENSATION OF DIRECTORS

     Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with their attendance at meetings of the Board. The Company's Director Option Plan provides for the grant of options to nonemployee directors ("Outside Directors") pursuant to a nondiscretionary, automatic grant mechanism, whereby each Outside Director is granted an option at fair market value to purchase 2,000 shares on the date of each Annual Meeting of Shareholders, provided such director is reelected. Each new Outside Director that joins the Board will automatically be granted an initial option at fair market value to purchase 10,000 shares of Common Stock upon the date on which such person first becomes an Outside Director. The Company has reserved 200,000 shares of Common Stock for issuance under this plan. The initial options vest at a rate of 25% per year following the date of grant so long as the optionee remains a director of the Company. The re-election options vest at a rate of 12.5% per month following the date of grant so long as the optionee remains a director of the Company. In the event a director's status as a director is terminated, the director may exercise any vested option within one year after the date of such termination after which time all unexercised options will be canceled. All unvested options will be canceled as of the date of the director's termination. In the event of a merger, sale of substantially all of the Company's assets or change in the ownership of the Company, all options outstanding under the Director Option Plan shall be fully vested. Each such vested option will remain exercisable in accordance with the terms under which such option was granted. Prior to the adoption of the Company's Director Option Plan as of June 30, 1996, Outside Directors held options exercisable for 90,000 shares of Common Stock at a weighted average exercise price of $0.63 under the Incentive Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers various incentive compensation and benefit plans. In fiscal year 1996, the Compensation Committee consisted of Thierry Soursac and Mark B. Chandler.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal year ended June 30, 1996 to the Chief Executive Officer and its four other most highly compensated executive officers whose cash compensation exceeded $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                ---------------------------------------     ------------
                                                           OTHER ANNUAL      SECURITIES       ALL OTHER
                                 SALARY                    COMPENSATION      UNDERLYING      COMPENSATION
 NAME AND PRINCIPAL POSITION      ($)        BONUS ($)        ($)(2)        OPTIONS (#)          ($)
------------------------------  --------     ---------     ------------     ------------     ------------
David G. Nance                  $175,000(1)      --             --             60,000                --
  President, Chief Executive
  Officer
Mahendra G. Shah, Ph.D.          150,000(3)      --             --             48,000                --
  Vice President, Corporate
  and Business Development
James W. Albrecht, Jr.           109,500(4)      --             --             12,000                --
  Chief Financial Officer
James A. Merritt, M.D.            56,827(5)      --             --             60,000          $ 15,000(6)
  Vice President, Clinical
  Affairs
Mary E. Harper, Ph.D.             63,077(7)      --             --             48,000            25,000(6)
  Vice President, Research

---------------
(1) Mr. Nance's compensation was paid to Domecq Technologies, Inc. ("Domecq") of which he is the President.
(2) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(3) Dr. Shah's compensation is paid to EJ by which he is employed.
(4) Includes compensation as a consultant prior to March 1, 1996 and salary after that date as an employee. Mr. Albrecht's current annual compensation is $150,000.
(5) Includes salary from February 14, 1996 upon commencement of employment. Dr. Merritt's current annual compensation is $150,000.
(6) Relocation allowance.
(7) Includes salary from January 31, 1996 upon commencement of employment. Dr. Harper's current annual compensation is $150,000.

STOCK OPTION INFORMATION

     The following table sets forth certain information for the year ended June 30, 1996, with respect to each grant of stock options to the Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                              POTENTIAL
                                                                                             REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                    INDIVIDUAL GRANTS                          ANNUAL
                                    --------------------------------------------------     RATES OF STOCK
                                    NUMBER OF     % OF TOTAL                                    PRICE
                                    SECURITIES     OPTIONS                                APPRECIATION FOR
                                    UNDERLYING    GRANTED TO    EXERCISE                   OPTION TERM(1)
                                     OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -------------------
               NAME                  GRANTED     FISCAL YEAR      SHARE        DATE        5%          10%
----------------------------------  ----------   ------------   ---------   ----------   -------     -------
David G. Nance....................    60,000           23%        $0.63       9/29/05    $23,584     $59,765
Mahendra G. Shah, Ph.D............    48,000           18%         0.63       9/29/05     18,867      47,812
James W. Albrecht, Jr.............    12,000            5%         0.63       1/12/06      4,717      11,953
James A. Merritt, M.D.............    60,000           23%         0.63       2/14/06     23,584      59,765
Mary E. Harper, Ph.D..............    48,000           18%         0.63       1/12/06     18,867      47,812

---------------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     No stock options were exercised by the Executive Officers during the year ended June 30, 1996. The following table sets forth certain information concerning the value of unexercised stock options held by the Executive Officers at the end of fiscal year 1996.

          AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END VALUES


                                NUMBER OF SECURITIES
                                     UNDERLYING               VALUE OF UNEXERCISED          VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                    JUNE 30, 1996               JUNE 30, 1996 (1)             THE IPO PRICE(2)
                             ---------------------------   ---------------------------   ---------------------------
           NAME              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------   -------------   -----------   -------------   -----------   -------------
David G. Nance.............     78,000          6,000        $ 7,800        $   600       $ 419,250      $  32,250
Mahendra G. Shah, Ph.D.....     66,000          6,000          6,600            600         354,750         32,250
James W. Albrecht, Jr......     12,000         36,000          1,200          3,600          64,500        193,500
James A. Merritt, M.D......         --         60,000             --          6,000              --        322,500
Mary E. Harper, Ph.D.......         --         48,000             --          4,800              --        258,000


---------------
(1) Based upon an assumed fair market value of $0.725 per share as of June 30, 1996 less the exercise price per share.

(2) Based upon an assumed initial public offering price of $6.00 per share less the exercise price per share.


STOCK PLANS

     Incentive Stock Plan. A total of 1,750,000 shares of Common Stock have been reserved for issuance under the Company's Incentive Stock Plan. Under the Incentive Stock Plan, as of September 30, 1996, options to purchase an aggregate 746,354 shares were outstanding, no shares of Common Stock had been purchased pursuant to the exercise of stock options and stock purchase rights and 1,003,646 shares were available for future grant.

     The Incentive Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock purchase rights to employees and consultants of the Company. Incentive stock options may be granted only to employees. The Incentive Stock Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The Board of Directors also determines the schedule upon which options become exercisable. The exercise price of incentive stock options granted under the Incentive Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant for employees generally. However, for any employee holding more than 10% of the voting power of all classes of the Company's stock, the exercise price will be no less than 110% of the fair market value. The exercise price of nonqualified stock options is set by the administrator of the Incentive Stock Plan. The maximum term of options granted under the Incentive Stock Plan is ten years. In the event of a merger, reorganization or change in the ownership of the Company, all options outstanding under the Plan shall be fully vested.

     In the event a consultant or an employee is terminated, such employee or consultant will have at least 90 days after such termination to exercise any vested non-qualified option and three months to exercise vested incentive stock options. After the applicable exercise period, all unexercised options will be canceled. All unvested options will be canceled as of the date of the employee's termination. In the event of a merger, sale of substantially all of the Company's assets or change in the ownership of the Company, all options outstanding under the Incentive Stock Plan shall be fully vested. Each such vested option will remain exercisable in accordance with the terms under which such option was granted.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in August 1996. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 100,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee will be granted an option to purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Common Stock on the last day of an offering period. Except for the first offering period, each offering period will last for six months and will commence the first day on which the national stock exchanges and the Nasdaq National Market System are open for trading, on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of this offering and will end on October 31, 1997. On the last day of each offering period, the option to purchase the shares will be exercised automatically, and the maximum number of full shares subject to the option will be purchased for the employee with the accumulated payroll deductions in his or her account. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year and, who has been so employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan. An employee may elect to withdraw from the Purchase Plan by withdrawing all, but not less than all, payroll deductions from his account prior to the exercise date, and a termination of employment will be treated as a withdrawal from the Purchase Plan.

     In the event of merger of the Company with or into another corporation, all outstanding options will either be assumed or an equivalent option will be substituted by the successor corporation, unless the Board in its discretion accelerates the exercise date of such options or cancels the options and refunds all payroll deductions collected from the employees. If the Board accelerates the exercise date, it must give the employees ten days' notice of the new exercise date.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Until August 1, 1996, the Company had a service agreement with Domecq pursuant to which David G. Nance provided his services as President and Chief Executive Officer of Introgen. Mr. Nance is the President of Domecq. Effective August 1, 1996, the Company entered into an employment agreement with Mr. Nance, under which he will continue to serve as President and Chief Executive Officer and will be paid at the annual rate of $225,000. The Company also has a consulting agreement with EJ pursuant to which Mahendra G. Shah provides his services as Vice President, Corporate and Business Development. See "Management" and "Certain Transactions."

SECTION 401(K) PLAN

     In May 1995, the Company adopted a retirement savings and investment plan (the "401(k) Plan") covering the Company's employees who are located in the United States. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual amount ($9,240 in 1995 and $9,500 in 1996) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants in the 401(k) Plan. The Company has not made any matching contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that (i) contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan; and (ii) contributions by the Company, if any, will be deductible by the Company when made.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

     The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

CONSULTING AND SERVICE AGREEMENTS

     Dr. Jack A. Roth individually and as trustee of Roth 1994 Investment Trust owns shares of Common Stock of Introgen. He is also Chairman of the Department of Thoracic and Cardiovascular Surgery at UTMDACC with which Introgen has a licensing agreement and several research agreements. Introgen entered into a consulting agreement with Dr. Roth effective as of October 1, 1994. Pursuant to this agreement, Dr. Roth provides his technical knowledge, expertise and assistance in the development and commercialization of Introgen's products and abides by confidentiality and noncompetition provisions. Dr. Roth received $20,000 at the execution of the agreement. The agreement also provides the following compensation formula: $30,000 per year starting October 1, 1994, $75,000 per year starting October 1, 1995, $100,000 per year starting October 1, 1996, with the yearly compensation increasing to $200,000 starting October 1, 2003, subject to adjustment for inflation. While the term of this agreement is 15 years from October 1, 1994, upon one year's notice, the Company may terminate this agreement effective October 1, 1997.

     David G. Nance, President, Chief Executive Officer and director of Introgen, is also President of Domecq. On July 1, 1994, Introgen entered into a service agreement with Domecq pursuant to which Domecq provided the services of Mr. Nance to serve the Company as President and Chief Executive Officer for compensation of $175,000 per year through August 1, 1996. Effective August 1, 1996, the Company entered into an employment agreement with Mr. Nance, under which he will serve in the same positions and will be paid at the annual rate of $225,000. Mr. Nance is also a member of the board of directors of Pinnacle Management & Trust Co., the current administrator of the Company's 401(k) plan. See "Management -- Employment and Consulting Agreements."

     Mahendra G. Shah, Vice President and director of Introgen, is also an employee of EJ, a shareholder of the Company. On July 1, 1994, the Company and EJ entered into a consulting agreement pursuant to which EJ provides the services of Dr. Shah to Introgen. The agreement provides that Dr. Shah will serve as Introgen's Vice President and assist with business development, license negotiation, market analysis and general corporate development. Introgen is obligated to pay EJ compensation of $150,000 per calendar year. The term of the agreement is three years commencing July 1, 1994 unless terminated by the Company on 30 days' notice. After the initial term, the agreement is automatically renewed for additional one-year terms unless either party gives notice of termination. Over the course of the term of the agreement and at present, Dr. Shah devotes a substantial portion of his time to Introgen as Vice President, Corporate and Business Development of the Company. Dr. Shah has indicated that it is his intention to remain as Vice President, Corporate and Business Development of the Company, subject to Introgen's right to terminate the agreement.

OTHER ARRANGEMENTS


     Thierry Soursac is a Senior Vice President of RPR and General Manager of RPR Gencell. RPR is a stockholder of the Company and has several agreements with the Company. Pursuant to the terms of a stock purchase agreement between the Company and RPR, RPR has agreed to purchase $6.0 million of Common Stock concurrent with this offering in a private placement at the price to public in this offering, as well as to make an additional equity investment of $2.5 million in 1997 at the higher of the price to public in this offering or the then current average trading price, and a potential future milestone payment of approximately $2.5 million (provided that the collaboration agreements remain in effect). At the assumed offering price of $6.00 per share, the private placement will result in the issuance of 1,000,000 shares to RPR. Accordingly, RPR will own approximately 18.9% of the outstanding capital stock of the Company after the offering. If the 1997 equity investment occurs at the assumed offering price of $6.00 per share, RPR will purchase an additional 416,667 shares of Common Stock at that time. See "Business of Introgen -- Collaborative Arrangements and Licensing Agreements -- Rhone-Poulenc Rorer."

     The Board of Regents of the University of Texas System is a stockholder of the Company. The Board of Regents of the University of Texas System, UTMDACC and Introgen are parties to the Patent and Technology License Agreement and several sponsored research agreements. See "Business of Introgen -- Collaborative Agreements and Licensing Agreements -- The University of Texas M.D. Anderson Cancer Center."

     Genesis Merchant Group Securities ("Genesis"), an underwriter in this offering, is a stockholder and warrant holder of Introgen. As of the date of this Prospectus, Genesis and certain related persons beneficially own an aggregate of 40,863 shares of the Company's Series C Preferred Stock, outstanding warrants exercisable for 14,951 shares of the Common Stock at an exercise price of $7.929 per share and outstanding warrants exercisable for 37,377 shares of Common Stock at an exercise price equal to the price per share in this offering. The Series C Preferred Stock will automatically be converted to Common Stock upon the completion of this offering.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of September 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby and pursuant to the private placement, certain information with respect to the beneficial ownership of the Common Stock as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.


                                                                               PERCENTAGE OF SHARES
                                                           NUMBER OF                OUTSTANDING
                                                             SHARES        -----------------------------
                                                          BENEFICIALLY     BEFORE THE       AFTER THE
                   BENEFICIAL OWNER                         OWNED(1)        OFFERING      OFFERING(2)(5)
------------------------------------------------------    ------------     ----------     --------------
John N. Kapoor, Ph.D.(3)..............................       2,331,731        30.35%           20.85%
225 Deerpath, #250
Lake Forest, IL 60045
David G. Nance(4).....................................       2,139,077        27.63            19.03
c/o Introgen Therapeutics, Inc.
301 Congress, Suite 1850
Austin, TX 78701
Rhone-Poulenc Rorer International (Holdings) Inc. ....       1,111,764        14.51            18.92
Delaware Corporate Center I
Suite 114
1 Righter Parkway
Wilmington, DE 19803
The Board of Regents of the University of Texas                730,749         9.53             6.54
  System(6)...........................................
201 West 7th Street
Austin, TX 78701
Jack A. Roth, M.D.(7).................................         724,749         9.46             6.49
2324 Bolsover
Houston, TX 77005
Thierry Soursac, M.D., Ph.D.(8).......................           6,000            *                *
Mahendra G. Shah, Ph.D.(9)............................          66,000            *                *
James W. Albrecht, Jr.(10)............................          12,000            *                *
Mark B. Chandler, Ph.D.(11)...........................           6,000            *                *
Austin M. Long, III(12)...............................             -0-            *                *
James A. Merritt, M.D.(13)............................             -0-            *                *
Mary E. Harper, Ph.D.(14).............................             -0-            *                *
All directors and executive officers as a group
  (10 persons)(3)(4)(7)(8)(9)(10)(11)(12).............       4,570,909        58.14            40.25


---------------
 (*) Less than 1%.
 (1) Applicable percentage ownership is based on 7,663,769 shares of Common Stock as of September 30, 1996, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to the options currently exercisable, or exercisable within 60 days after September 30, 1996, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) After giving effect to the issuance of 2,500,000 shares of Common Stock offered hereby and the 1,000,000 to be purchased by RPR concurrent with this offering in a private placement.

 (3) Consists of 1,156,865 shares held by EJ Financial Investments IV, L.P., 925,492 shares held by EJ Financial Investments VI, L.P., 231,374 shares held by EJ and 18,000 shares held by Dr. Kapoor subject to stock options that are exercisable within 60 days of September 30, 1996. EJ Financial Investments IV, L.P. and EJ Financial Investments, VI, L.P. are partnerships controlled by their general partner, EJ. Dr. Kapoor, Chairman of the Board of the Company, is President of EJ. Dr. Kapoor disclaims beneficial ownership of the shares held by EJ, EJ Financial Investments IV, L.P. and EJ Financial Investments VI, L.P.
 (4) Consists of 521,883 shares held by David G. Nance, trustee, 927,862 shares held by Developtech Resource Corporation, 11,332 shares held by Domecq, 600,000 shares held by Debouchment, Ltd. and 78,000 shares subject to stock options that are exercisable within 60 days of September 30, 1996. Mr. Nance is President and Chief Executive Officer of the Company of Developtech Resource Coporation, Domecq and Debouchment, Ltd. Mr. Nance holds the right to vote for each entity and has dispositive control over the shares of Common Stock.

 (5) Includes 1,000,000 shares of Common Stock to be purchased by RPR concurrent with this offering in a private placement.

 (6) Consists of 724,749 shares held by the Board of Regents and 6,000 shares subject to stock options that are exercisable within 60 days of September 30, 1996.
 (7) Consists of 362,374 shares held by Roth 1994 Investment Trusts and 362,375 shares held by Dr. Roth. Dr. Roth holds the right to vote for each entity and has dispositive control over the shares of Common Stock.
 (8) All 6,000 shares subject to stock options that are exercisable within 60 days of September 30, 1996. Dr. Soursac and RPR have agreed that in the event Dr. Soursac exercises the option he will assign all interest in the shares to RPR.
 (9) All 66,000 shares subject to stock options that are exercisable within 60 days of September 30, 1996.
(10) All 12,000 shares subject to stock options that are exercisable within 60 days of September 30, 1996.
(11) All 6,000 shares subject to stock options that are exercisable within 60 days of September 30, 1996.
(12) All 6,000 shares subject to stock options exercisable within 60 days of September 30, 1996. These shares are held by the Board of Regents. Mr. Long holds no right to vote these shares and disclaims beneficial ownership.
(13) Dr. Merritt has been granted options to purchase 60,000 shares of Common Stock, none of which are exercisable within 60 days of September 30, 1996.
(14) Dr. Harper has been granted options to purchase 48,000 shares of Common Stock, none of which are exercisable within 60 days of September 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company has 50,000,000 shares of Common Stock, $0.001 par value per share, authorized. The Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock"), the rights and preferences of which may be established from time to time by the Company's Board of Directors. The following summary of certain provisions of the Company's capital stock describes the material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Restated Certificate of Incorporation and the Company's Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate in the future.

PREFERRED STOCK

     Effective upon the closing of this offering, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of Preferred Stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS OF CERTAIN HOLDERS


     The holders of 3,318,918 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain registration rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). These rights are provided under the terms of the Series B Preferred Stock Purchase Agreement and the Series C Preferred Stock Purchase Agreement (collectively, the "Stock Purchase Agreements") between the Company and the holders of the Registrable Securities. The holders of at least 50% of the Registrable Securities or RPR may require, respectively, subject to certain limitations in the Stock Purchase Agreements, on one or two occasions, after December 31, 1998, that the Company use its best efforts to register the Registrable Securities for public resale. In addition, if the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. These shares will not form a part of the shares of the Common Stock registered in this offering. A holder's right to include shares in an underwritten registration statement is subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $1,000,000. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being requested. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to initiate a registration and include Registrable Securities pursuant to the exercise of piggyback registration rights, the sale of such Registrable Securities may have an adverse effect on the Company's ability to raise capital.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

     Certain provisions of the Restated Certificate of Incorporation and the Company's Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding of those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have outstanding 11,163,769 shares of Common Stock, assuming no exercise of options after September 30, 1996. Of these shares, the 2,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act ("Rule 144"). The remaining 8,663,769 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Each of the Company's officers, directors and stockholders has agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the prior written consent of PaineWebber Incorporated. PaineWebber Incorporated, in its sole discretion at any time and without notice, may release any or all shares from the lock-up agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lock-up Period. See "Underwriting." The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.



     Because of the restrictions noted above, on the date of this Prospectus, no shares other than the 2,500,000 shares offered hereby will be eligible for sale. Beginning 180 days after the date of this Prospectus (or earlier with the prior written consent of PaineWebber Incorporated), 8,154,788 shares, including 393,600 shares issuable upon exercise of currently outstanding vested options, will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act. In addition, 902,581 shares held by existing stockholders will become eligible for sales from time to time upon the expiration of the minimum holding period prescribed by Rule 144.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least two years from the later of the date such Restricted Shares are acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Nasdaq National Market System during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sales and the availability of public information concerning the Company. All shares, including Restricted Shares, held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions. In addition, an individual that is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     The Commission has proposed an amendment to Rule 144 and Rule 144(k) that would reduce the applicable requisite holding periods to one year and two years, respectively. If this proposal is adopted, as of the expected closing of this offering an additional 902,581 shares of Common Stock will become eligible for sale by the first anniversary of the expected closing of this offering.

     In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. Prior to the expiration of the Lock-up Period, the Company intends to register on a registration statement on Form S-8, (i) a total of 100,000 shares of Common Stock reserved for issuance under the Purchase Plan,
(ii) a total of 200,000 shares of Common Stock reserved for issuance under the Director Plan and (iii) assuming no exercise of options after June 30, 1996, 746,354 shares of Common Stock subject to outstanding options under the Incentive Stock Plan and 1,003,646 shares reserved for future issuance pursuant to such plan. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. See "Risk Factors -- Potential Adverse Effect of Shares Eligible for Future Sale."

                                  UNDERWRITING

     The Underwriters named below, acting through their Representatives, have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement among the Company and the Representatives (the "Underwriting Agreement"), to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                                                                                 NUMBER
                                   UNDERWRITER                                  OF SHARES
    --------------------------------------------------------------------------  ---------
    PaineWebber Incorporated..................................................
    Genesis Merchant Group Securities.........................................
                                                                                   ------
              Total...........................................................  2,500,000
                                                                                   ======


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $          per share, of which
$          may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, under which the Underwriters may purchase up to an additional 375,000 shares of Common Stock from the Company at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise the option only to cover over-allotments, if any. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as it was obligated to purchase pursuant to the Underwriting Agreement.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.


     The Company and each of its officers, directors and stockholders, have agreed with the Representatives for the Lock-up Period, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated, not to offer to sell, contract to sell, grant an option to sell, or otherwise dispose of or file, or require the Company to file, with the Commission a registration statement under the Securities Act to register any shares of Common Stock or securities convertible into or exchangeable for Common Stock or warrants or other rights to acquire shares of Common Stock. See "Shares Eligible for Future Sale." A total of 8,154,788 shares, including 393,600 shares issuable upon exercise of currently outstanding vested options, will be eligible for immediate public sale following expiration of the Lock-up Period, subject to the provisions of Rule 144 and Rule 701 of the Securities Act.


     As of the date of this Prospectus, Genesis and certain related persons beneficially own an aggregate of 40,863 shares of the Company's Series C Preferred Stock (not including 52,328 shares subject to outstanding warrants exercisable for the Common Stock). See "Certain Transactions -- Other Arrangements."

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives. The material factors to be considered in such negotiations will be prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and the current state of the economy as a whole.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C. Certain legal matters relating to patents in connection with this offering will be passed on by Arnold, White & Durkee. Shearman & Sterling is acting as legal counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. As of the date of this Prospectus, members of Wilson Sonsini Goodrich & Rosati, P.C., and investment partnerships of which members of such firm are partners, beneficially own approximately 30,000 shares of Common Stock. As of the date of this Prospectus, a partner at Arnold, White & Durkee holds a warrant exercisable for 12,000 shares of the Common Stock.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The statements in this Prospectus under the caption "Risk Factors -- Patent Applications and Proprietary Technology" and "Business -- Licensed Patent Applications and Proprietary Technology" have been reviewed and approved by Arnold, White & Durkee, patent counsel for the Company, as experts in such matters and are included herein in reliance upon such review and approval.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily an exhaustive description of such documents, and reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1034, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements that are filed electronically with the Commission. The address of the site is http://www.sec.gov.

                         GLOSSARY OF TERMS AND ACRONYMS

Ad-C-CAM......................   Tumor suppressor gene (C-CAM) carried by an
                                   adenoviral vector.

Adenoviral Vector.............   A noninfectious DNA virus that is able to enter
                                   human cells and transmit a recombinant gene to those cells.

Ad-p53........................   An adenoviral vector containing a functional
                                   copy of the p53 tumor suppressor gene.

Ad-scFv-ras...................   Gene for a single chain antibody to ras
                                   proteins carried by an adenoviral vector.

Anti-proliferative (Bystander)
  Effector....................   A molecule(s) produced by a cell transduced
                                   with a gene for p53 that has an
                                   anti-proliferative effect on a
                                   non-transduced, neighboring cell.

Antisense.....................   The strand of DNA or RNA (Ribonucleic Acid)
                                   that is able to hybridize to its
                                   complementary sense-strand. In the case of the antisense K-ras vector, it is an RNA strand that is produced by the vector inside the infected cell that is complementary (forms Watson-Crick base pairing) with the RNA for the K-ras RNA expressed from the endogenous gene.

Apoptosis.....................   Programmed cell death (fragmentation of a cell
                                   into membrane-bound particles that are then eliminated by phagocytosis).

C-CAM.........................   Cell Adhesion Molecule.  A transmembrane
                                   protein with both cellular adhesion and tumor suppressor activities. Mutations or inappropriate regulation of C-CAM are postulated to be involved in prostate cancer.

Cell Cycle....................   The period from one cell division to the other.
                                   It includes periods for duplication of the cell's DNA ("S" phase), and segregation of the duplicated DNA into the progeny cells ("M" phase).

cGMP..........................   Current Good Manufacturing Practices
                                   (promulgated by the FDA).

Cisplatin.....................   A conventional therapeutic agent.

CRADA.........................   Cooperative Research and Development Agreement
                                   (with the U.S. Government).

Cytoplasm.....................   The protoplasm of a cell exclusive of that of
                                   the nucleus; it consists of a continuous aqueous solution and the organelles and inclusions suspended in it, and is the site of most of the chemical activities of the cell.

DNA...........................   Deoxyribonucleic Acid is the basic molecule
                                   that encodes genetic information, made up of a double chain of the linked bases (subunits), adenine, guanine, cytosine, and thymine).

ELA...........................   Establishment License Application (filed with
                                   the FDA).

Expression....................   Referencing gene expression. The quantifiable
                                   process by which a gene's encoded information creates the structures present and operating in the cell (i.e., the RNA and resulting protein).

FDA...........................   Food and Drug Administration (U.S.).

Gene..........................   The fundamental physical and functional unit of
                                   heredity, which carries information from one generation to the next. A segment of DNA involved in producing an RNA product (which is usually involved in the subsequent production of a polypeptide or protein chain), including both coding and non-coding sequences.

Gene blocking.................   A gene therapy that seeks to restore or correct
                                   missing or aberrant gene functions by
                                   neutralizing the activity of defective genes.

Gene replacement..............   A gene therapy strategy that seeks to restore
                                   or correct missing or aberrant gene functions by addition of normal genes.

Gene Therapy..................   A medical intervention based on the
                                   modification of the genetic material of
                                   living cells. Cells may be modified ex vivo for subsequent administration or may be altered in vivo by gene therapy products given directly to the subject.

Genetic lesions...............   Changes in the nucleotide sequence of a gene or
                                   genes that result in functional changes in the products of those genes.

Genomic plasticity............   The ability of an organism's genome to
                                   accumulate non-harmful or beneficial
                                   mutations or changes.

GLP...........................   Good Laboratory Practices (promulgated by the
                                   FDA).

In Vitro/Ex Vivo..............   Phenomena that take place outside the body.

In vivo.......................   Within the living body.

IND...........................   Investigational New Drug application (filed
                                   with the FDA).

Inoperable....................   Non-resectable or not suitable to be operated
                                   on.

Intra-arterial................   Within an artery or arteries.

IRB...........................   Institutional Review Board responsible for
                                   ethical oversight of clinical trials.

K-ras.........................   An oncogene of the guanosine triphosphate
                                   binding protein family (originally identified in the Kirsten murine sarcoma virus).

"Later Stage Product".........   A product being developed under the RPR
                                   collaboration that has entered a Phase II, Phase II/III or Phase III clinical trial.

Mutation......................   A change in the genetic material of an
                                   organism; a gene or chromosome set that
                                   differs from the standard, or wild-type.

NCI...........................   National Cancer Institute.

NDA...........................   New Drug Application (filed with the FDA).

NIH...........................   National Institutes of Health.

NSC...........................   Non Small Cell (general classification for
                                   approximately 75-80% of all lung cancers).

Oncogene......................   A gene capable under certain conditions (i.e.
                                   when "activated") of causing the initial and continuing conversion of normal cells into cancer cells.

Orphan Drug...................   A drug developed and marketed for a rare
                                   disease or condition. The Orphan Drug Act
                                   (P.L. 97-414) provides for incentives to drug manufacturers to develop products ("orphan drugs") for these indications.

p53...........................   Common reference for the protein encoded by the
                                   p53 tumor suppressor gene, which is believed to be a central vital regulator of cellular activities.

Percutaneous..................   Through the skin.

PLA...........................   Product License Application (filed with the
                                   FDA).

Ras...........................   General term for oncogenes of the guanosine
                                   triphosphate binding protein family including K-ras, H-ras, and N-ras.

Receptor......................   A molecular structure within or on the surface
                                   of a cell characterized by (1) selective binding of a specific substance and (2) a specific physiologic effect that accompanies the binding (e.g. cell-surface receptors for peptide hormones, antigens, neurotransmitters, etc.).

Retroviral Vector.............   A noninfectious RNA virus that is able to enter
                                   human cells and transmit a recombinant gene to those cells.

RPR...........................   Rhone-Poulenc Rorer Inc. and its wholly-owned
                                   subsidiaries.

RPR Gencell...................   A division of RPR that collaborates with a
                                   number of other companies and academic
                                   institutions to discover, develop, and
                                   commercialize drugs based on gene and cell therapies.

RV-AS-K-ras...................   Partial antisense K-ras gene carried by a
                                   retroviral vector.

RV-p53........................   A retroviral vector containing a functional
                                   copy of the p53 tumor suppressor gene.

SEER..........................   Surveillance, Epidemiology and End Results.

SKCC..........................   Sidney Kimmel Cancer Center.

Transduction..................   The transfer of DNA from one organism to
                                   another by an intermediate agent.

Tumor necrosis................   Cell death within a tumor, marked by the
                                   morphological changes caused by the
                                   progressive degradation action of enzymes.

Tumor progression.............   An increase in size of tumor mass.

Tumor regression..............   Reduction in size of tumor mass.

Tumor stabilization...........   Halt in growth of tumor mass.

Tumor suppressor genes........   General term for a family of genes that block
                                   cancerous growth of cells.

USPTO.........................   United States Patent and Trademark Office.

UTMDACC.......................   The University of Texas M.D. Anderson Cancer
                                   Center.

Vector(s).....................   General term for any of the variety of vehicles
                                   used to transfer a gene into a target cell, a modified virus (viral vector).

Viral.........................   Pertaining to, caused by, or of the nature of
                                   virus.

                          INTROGEN THERAPEUTICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants...............................................   F-2
Balance Sheets as of September 30, 1996 (unaudited) and June 30, 1996 and 1995.........   F-3
Statements of Operations for the three months ended September 30, 1996 and 1995
  (unaudited) and for the Years Ended June 30, 1996 and 1995, and the Period from
  Inception (June 17, 1993) through June 30, 1994......................................   F-4
Statements of Stockholders' Equity for the three months ended September 30, 1996
  (unaudited) and for the Years Ended June 30, 1996 and 1995, and the Period
  from Inception (June 17, 1993) through June 30, 1994.................................   F-5
Statements of Cash Flows for the three months ended September 30, 1996 and 1995
  (unaudited) and for the Years Ended June 30, 1996 and 1995, and the Period from
  Inception (June 17, 1993) through June 30, 1994......................................   F-6
Notes to Financial Statements..........................................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Introgen Therapeutics, Inc.:

     We have audited the accompanying balance sheets of Introgen Therapeutics, Inc. (a Delaware corporation), as of June 30, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996 and 1995, and the period from inception (June 17, 1993) through June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Introgen Therapeutics, Inc., as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years ended June 30, 1996 and 1995, and the period from inception (June 17, 1993) through June 30, 1994, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Houston, Texas
July 19, 1996 (except with respect to the matters discussed in Note 8, as to which the date is August 26, 1996)

                          INTROGEN THERAPEUTICS, INC.

                                 BALANCE SHEETS


                                                                               JUNE 30,
                                                                      ---------------------------
                                                                         1996            1995
                                                       SEPTEMBER      -----------     -----------
                                                          30,
                                                         1996
                                                      -----------
                                                      (UNAUDITED)
                                     ASSETS
Cash................................................  $ 7,009,453     $ 7,024,347     $ 2,799,015
Collaborative research payments receivable from
  affiliate.........................................           --         138,547         128,745
Prepaid sponsored research..........................           --         296,000              --
Other current assets................................        8,125          69,407          35,527
                                                      -----------     -----------
          Total current assets......................    7,017,578       7,528,301       2,963,287
Property and equipment, net of accumulated
  depreciation of $599,123, $333,157 and $46,620,
  respectively......................................    1,272,547       1,388,476         465,516
Deferred offering costs.............................      590,390              --              --
Deposits and other assets...........................       49,098          48,215          49,418
                                                      -----------     -----------
          Total assets..............................  $ 8,929,613     $ 8,964,992     $ 3,478,221
                                                      ===========     ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..................................  $   639,466     $   918,492     $        --
  Accrued liabilities...............................      520,101         100,822         102,647
  Deferred revenue from affiliate...................      480,624         321,668         800,341
  Current portion of capital lease obligations......      701,834         574,252              --
                                                      -----------     -----------
          Total current liabilities.................    2,342,025       1,915,234         902,988
                                                      -----------     -----------
  Capital lease obligations, net of current
     portion........................................           --         130,089              --
                                                      -----------     -----------
Commitments and contingencies
Stockholders' equity:
  Series A convertible preferred stock, $.001 par
     value; liquidation preference of $1.00 per
     share; 3,011,423 shares authorized; 3,011,423
     shares issued and outstanding at September 30,
     1996, June 30, 1996 and 1995, respectively.....        3,011           3,011           3,011
  Series B convertible preferred stock, $.001 par
     value; liquidation preference of $5.75 per
     share; 2,114,100 shares authorized; 787,500,
     787,500 and 616,875 shares issued and
     outstanding at September 30, 1996, June 30,
     1996 and 1995, respectively....................          788             788             617
  Series C convertible preferred stock, $.001 par
     value; liquidation preference of $8.65 per
     share; 1,183,000 shares authorized, 551,410,
     551,410 shares and none issued and outstanding
     at September 30, 1996, June 30, 1996 and 1995,
     respectively...................................          551             551              --
  Common stock, $.001 par value; 50,000,000 shares
     authorized; 2,443,360 shares issued and
     outstanding at September 30, 1996, June 30,
     1996 and 1995, respectively....................        2,443           2,443           2,443
  Additional paid-in capital........................   11,753,184      10,743,332       4,480,540
  Deferred compensation.............................   (1,379,051)       (586,883)             --
  Accumulated deficit...............................   (3,793,338)     (3,243,573)     (1,911,378)
                                                      -----------     -----------
          Total stockholders' equity................    6,587,588       6,919,669       2,575,233
                                                      -----------     -----------
          Total liabilities and stockholders'
            equity..................................  $ 8,929,613     $ 8,964,992     $ 3,478,221
                                                      ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                          INTROGEN THERAPEUTICS, INC.

                            STATEMENTS OF OPERATIONS


                             THREE MONTHS ENDED             YEAR ENDED JUNE 30,            INCEPTION
                                SEPTEMBER 30,                      1996                 (JUNE 17, 1993)
                          -------------------------     ---------------------------     THROUGH JUNE 30,
                             1996           1995           1996            1995               1994
                          ----------     ----------     -----------     -----------     ----------------
                                 (UNAUDITED)
Collaborative research
  and development
  revenues from
  affiliate.............  $2,588,031     $1,573,663     $10,449,154     $ 2,664,192        $       --
Operating expenses:
  Research and
     development........   3,026,510      1,639,843      11,020,491       3,371,652           571,302
  General and
     administrative.....     191,939        177,507         971,770         624,090           115,466
                          -----------    -----------    -----------     -----------         ---------
     Loss from
       operations.......    (630,418)      (243,687)     (1,543,107)     (1,331,550)         (686,768)
Interest income.........     101,966         50,226         239,571         106,614               326
Interest expense........     (21,313)            --         (28,659)             --                --
                          -----------    -----------    -----------     -----------         ---------
Net loss................  $ (549,765)    $ (193,461)    $(1,332,195)    $(1,224,936)       $ (686,442)
                          ===========    ===========    ===========     ===========         =========
Pro forma net loss per
  share.................  $     (.07)                   $     (0.19)
                          ===========                   ===========
Shares used in computing
  pro forma net loss per
  share.................   7,760,508                      7,125,685
                          ===========                   ===========


   The accompanying notes are an integral part of these financial statements.

                          INTROGEN THERAPEUTICS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     SERIES A              SERIES B             SERIES C
                                                    CONVERTIBLE           CONVERTIBLE          CONVERTIBLE         COMMON
                                                  PREFERRED STOCK       PREFERRED STOCK      PREFERRED STOCK       STOCK
                                                -------------------    -----------------    -----------------    ----------
                                                 SHARES      AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT      SHARES
                                                ---------    ------    -------    ------    -------    ------    ----------
Balance at Inception (June 17, 1993).........          --    $  --          --     $ --          --     $ --             --
Capital contributed in payment of Company
 obligations.................................          --       --          --       --          --       --             --
Cash received in June 1994 in connection with
 letter of intent............................          --       --          --       --          --       --             --
Net loss.....................................          --       --          --       --          --       --             --
                                                ---------    ------    -------     ----     -------     ----       --------
Balance, June 30, 1994.......................          --       --          --       --          --       --             --
Issuance of common stock in July 1994 in
 consideration for patent and technology
 license agreement ($.0625 per share)........          --       --          --       --          --       --      2,413,360
Issuance of Series A preferred stock in
 August 1994 in consideration for capital
 contributed in payment of Company
 obligations ($.175 per share)...............   3,011,423    3,011          --       --          --       --             --
Issuance of common stock in September 1994
 ($.0417 per share)..........................          --       --          --       --          --       --         30,000
Issuance of Series B preferred stock in
 October 1994 for cash received in connection
 with June 1994 letter of intent ($5.72 per
 share)......................................          --       --      87,422       87          --       --             --
Issuance of Series B preferred stock in
 October 1994 in accordance with stock
 purchase agreement with affiliate ($5.72 per
 share), net of offering costs of $19,659....          --       --     358,828      359          --       --             --
Issuance of Series B preferred stock in
 February 1995 in accordance with stock
 purchase agreement with affiliate ($7.47 per
 share)......................................          --       --     170,625      171          --       --             --
Net loss.....................................          --       --          --       --          --       --             --
                                                ---------    ------    -------     ----     -------     ----       --------
Balance, June 30, 1995.......................   3,011,423    3,011     616,875      617          --       --      2,443,360
Issuance of Series B preferred stock in
 January 1996 in accordance with stock
 purchase agreement with affiliate ($7.47 per
 share)......................................          --       --     170,625      171          --       --             --
Issuance of Series C preferred stock in March
 and May 1996 in connection with private
 placement ($8.65 per share), net of offering
 costs of $380,645...........................          --       --          --       --     551,410      551             --
Deferred compensation relating to issuance of
 certain stock options.......................          --       --          --       --          --       --             --
Amortization of deferred compensation........          --       --          --       --          --       --             --
Net loss.....................................          --       --          --       --          --       --             --
                                                ---------    ------    -------     ----     -------     ----       --------
Balance, June 30, 1996.......................   3,011,423    3,011     787,500      788     551,410      551      2,443,360
Issuance of warrants in July 1996, to
 purchase 102,251 shares of common stock
 (unaudited).................................          --       --          --       --          --       --             --
Issuance of warrants for services rendered in
 August 1996 to purchase 12,000 shares of
 common stock (unaudited)....................          --       --          --       --          --       --             --
Deferred compensation relating to issuance of
 certain stock options (unaudited)...........          --       --          --       --          --       --             --
Amortization of deferred compensation
 (unaudited).................................          --       --          --       --          --       --             --
Net loss (unaudited).........................          --       --          --       --          --       --             --
                                                ---------    ------    -------     ----     -------     ----       --------
Balance, September 30, 1996 (unaudited)......   3,011,423    $3,011    787,500     $788     551,410     $551      2,443,360
                                                =========    ======    =======     ====     =======     ====       ========


                                                               ADDITIONAL         DEFERRED      ACCUMULATED
                                                 AMOUNT      PAID-IN CAPITAL    COMPENSATION      DEFICIT        TOTAL
                                               ----------    ---------------    ------------    -----------    ----------
Balance at Inception (June 17, 1993).........  $       --      $        --      $        --     $       --     $       --
Capital contributed in payment of Company
 obligations.................................          --          527,330               --             --        527,330
Cash received in June 1994 in connection with
 letter of intent............................          --          500,000               --             --        500,000
Net loss.....................................          --               --               --       (686,442 )     (686,442)
                                                   ------      -----------        ---------     -----------    ----------
Balance, June 30, 1994.......................          --        1,027,330               --       (686,442 )      340,888
Issuance of common stock in July 1994 in
 consideration for patent and technology
 license agreement ($.0625 per share)........       2,413          148,159               --             --        150,572
Issuance of Series A preferred stock in
 August 1994 in consideration for capital
 contributed in payment of Company
 obligations ($.175 per share)...............          --           (3,011)              --             --             --
Issuance of common stock in September 1994
 ($.0417 per share)..........................          30            1,220               --             --          1,250
Issuance of Series B preferred stock in
 October 1994 for cash received in connection
 with June 1994 letter of intent ($5.72 per
 share)......................................          --              (87)              --             --             --
Issuance of Series B preferred stock in
 October 1994 in accordance with stock
 purchase agreement with affiliate ($5.72 per
 share), net of offering costs of $19,659....          --        2,032,533               --             --      2,032,892
Issuance of Series B preferred stock in
 February 1995 in accordance with stock
 purchase agreement with affiliate ($7.47 per
 share)......................................          --        1,274,396               --             --      1,274,567
Net loss.....................................          --               --               --     (1,224,936 )   (1,224,936)
                                                   ------      -----------        ---------     -----------    ----------
Balance, June 30, 1995.......................       2,443        4,480,540               --     (1,911,378 )    2,575,233
Issuance of Series B preferred stock in
 January 1996 in accordance with stock
 purchase agreement with affiliate ($7.47 per
 share)......................................          --        1,274,397               --             --      1,274,568
Issuance of Series C preferred stock in March
 and May 1996 in connection with private
 placement ($8.65 per share), net of offering
 costs of $380,645...........................          --        4,295,020               --             --      4,295,571
Deferred compensation relating to issuance of
 certain stock options.......................          --          693,375         (693,375 )           --             --
Amortization of deferred compensation........          --               --          106,492             --        106,492
Net loss.....................................          --               --               --     (1,332,195 )   (1,332,195)
                                                   ------      -----------        ---------     -----------    ----------
Balance, June 30, 1996.......................       2,443       10,743,332         (586,883 )   (3,243,573 )    6,919,669
Issuance of warrants in July 1996, to
 purchase 102,251 shares of common stock
 (unaudited).................................          --           54,926               --             --         54,926
Issuance of warrants for services rendered in
 August 1996 to purchase 12,000 shares of
 common stock (unaudited)....................          --           63,300               --             --         63,300
Deferred compensation relating to issuance of
 certain stock options (unaudited)...........          --          891,626         (891,626 )           --             --
Amortization of deferred compensation
 (unaudited).................................          --               --           99,458             --         99,458
Net loss (unaudited).........................          --               --               --       (549,765 )     (549,765)
                                                   ------      -----------        ---------     -----------    ----------
Balance, September 30, 1996 (unaudited)......  $    2,443      $11,753,184      $(1,379,051 )   $(3,793,338)   $6,587,588
                                                   ======      ===========        =========     ===========    ==========


   The accompanying notes are an integral part of these financial statements.

                          INTROGEN THERAPEUTICS, INC.

                            STATEMENTS OF CASH FLOWS


                                            THREE MONTHS ENDED                                      INCEPTION
                                               SEPTEMBER 30,           YEAR ENDED JUNE 30,       (JUNE 17, 1993)
                                          -----------------------   -------------------------   THROUGH JUNE 30,
                                             1996         1995         1996          1995             1994
                                          ----------   ----------   -----------   -----------   -----------------
                                                (UNAUDITED)
Cash flows used by operating activities:
  Net loss..............................  $ (549,765)  $ (193,461)  $(1,332,195)  $(1,224,936)     $  (686,442)
  Adjustments to reconcile net loss to
    net cash used by operating
    activities:
    Depreciation........................     265,966       18,256       286,537        46,620               --
    Amortization of deferred
      compensation related to certain
      stock options.....................      99,458           --       106,492            --               --
    Issuance of warrants for services
      rendered..........................      63,300           --            --            --               --
    Research and development expense
      related to issuance of common
      stock for patent and technology
      license agreement.................          --           --            --       150,572               --
    Changes in assets and liabilities:
      (Increase) decrease in receivable
         from affiliate.................     138,547     (152,374)       (9,802)     (128,745)              --
      (Increase) decrease in prepaid
         sponsored research.............     296,000           --      (296,000)           --               --
      Increase in deferred offering
         costs..........................    (590,390)          --            --            --               --
      (Increase) decrease in deposits
         and other assets...............      60,399      (38,059)      (32,677)      (64,860)         (20,085)
      Increase (decrease) in accounts
         payable........................    (279,026)     117,066       918,492            --               --
      Increase (decrease) in accrued
         liabilities....................     419,279      118,333        (1,825)      (77,455)         180,102
      Increase (decrease) in deferred
         revenue from affiliate.........     158,956      (38,576)     (478,673)      800,341               --
                                          ------------ ------------ -----------    ----------       ----------
         Net cash provided (used) by
           operating activities.........      82,724     (168,815)     (839,651)     (498,463)        (526,425)
                                          ------------ ------------ -----------    ----------       ----------
Cash flows used by investing activities:
  Purchases of property and equipment...          --     (129,433)     (298,904)     (512,136)              --
                                          ------------ ------------ -----------    ----------       ----------
         Net cash used by investing
           activities...................          --     (129,433)     (298,904)     (512,136)              --
                                          ------------ ------------ -----------    ----------       ----------
Cash flows from financing activities:
  Net proceeds from sale of preferred
    stock and warrants..................      54,926           --     5,570,139     3,307,459          500,000
  Proceeds from sale of common stock....          --           --            --         1,250               --
  Capital contributed in payment of
    Company obligations.................          --           --            --            --          527,330
  Payments under capital lease
    obligations.........................    (152,544)          --      (206,252)           --               --
                                          ------------ ------------ -----------    ----------       ----------
         Net cash provided by (used in)
           financing activities.........     (97,618)          --     5,363,887     3,308,709        1,027,330
                                          ------------ ------------ -----------    ----------       ----------
Net increase (decrease) in cash.........     (14,894)    (298,248)    4,225,332     2,298,110          500,905
Cash, beginning of period...............   7,024,347    2,799,015     2,799,015       500,905               --
                                          ------------ ------------ -----------    ----------       ----------
Cash, end of period.....................  $7,009,453   $2,500,767   $ 7,024,347   $ 2,799,015      $   500,905
                                          ============ ============ ===========    ==========       ==========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest................  $   21,313   $       --   $    28,659   $        --      $        --
                                          ============ ============ ===========    ==========       ==========
Supplemental disclosure of noncash
  financing activity:
  Purchases of equipment under capital
    lease obligations...................  $  150,037   $       --   $   910,593   $        --      $        --
                                          ============ ============ ===========    ==========       ==========


   The accompanying notes are an integral part of these financial statements.

                          INTROGEN THERAPEUTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1996

         (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE THREE MONTHS
                ENDED SEPTEMBER 30, 1996 AND 1995 IS UNAUDITED)

1.  ORGANIZATION AND BUSINESS

     Introgen Therapeutics, Inc., a Delaware corporation ("Introgen" or the "Company"), was incorporated on June 17, 1993, and commenced operations in September 1993. The Company is developing gene therapy products to deliver genes that may provide unique clinical benefits in the treatment of cancer. The Company's initial research and drug discovery programs are based primarily on inventions by scientists at the University of Texas M.D. Anderson Cancer Center ("UTMDACC"), the rights to which are covered by a patent and technology license agreement with the Board of Regents of the University of Texas System (see Note
5). Prior to 1996, the Company was in the development stage.

     Introgen has not yet generated any revenues from the sale of products, nor is there any assurance of future product revenues. The Company's research and development activities involve a high degree of risk and uncertainty. The ability of the Company to successfully develop, manufacture and market its products is dependent upon many factors. These factors include, but are not limited to, the need for additional financings, the reliance on collaborative research and development arrangements with corporate and academic affiliates and the ability to develop manufacturing, sales and marketing experience. Additional factors include uncertainties as to patents and proprietary technologies, technological change and risk of obsolescence, development of products, competition, government regulations and regulatory approval, and product liability exposure. As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's future success. See "Risk Factors" elsewhere in the Prospectus.

     The Company has stock purchase and research collaboration agreements with Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPR"). Under the terms of the stock purchase agreement, RPR has purchased approximately $6.0 million of preferred stock through June 30, 1996. RPR has the right to purchase additional preferred stock upon the occurrence of certain future events, including, but not limited to, the Company's attainment of certain milestones.

     Development and commercialization of certain products are being pursued in conjunction with RPR pursuant to a collaboration arrangement which provides that Introgen is primarily responsible for completing the early stage research and development of products, which RPR is primarily obligated to fund until October 1997. Introgen must pay at least $2,000,000 of the costs for such activities using its own funds by June 1997, of which $1,000,000 had been paid as of June 30, 1996, and of which $500,000 must be paid by August 1996 and $500,000 must be paid by June 1997. If RPR elects, it shall be primarily responsible for the later stage development of the products. In North America, Introgen retains exclusive manufacturing rights and may elect to form a marketing collaboration with RPR to market collaboration products. RPR can terminate this agreement upon six months' notice, subject to certain wind-down provisions. Introgen is entitled to royalties on product sales arising from RPR's exclusive marketing and manufacturing rights in Europe. Both parties may, at their own expense, develop and market products in Japan, Korea, China, Taiwan and India. Introgen and RPR have agreed that they will not market or license, and RPR will not develop any of the gene therapy products covered by their collaboration arrangement prior to October 2004 except under the terms of the collaboration arrangement. RPR will be allowed to recover certain later stage research and development costs from proceeds of future product sales, if any.

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

2.  SIGNIFICANT ACCOUNTING POLICIES

     Interim Financial Information

     The interim financial information as of September 30, 1996 and for the three months ended September 30, 1996 and 1995 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principals, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position with respect to the interim financial statements, and of the results of operations and cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

     Revenue Recognition

     The Company receives quarterly advances from RPR for estimated costs directly related to early stage development under the collaboration agreements. Such payments are recognized as revenue as the Company performs its obligations related to such agreements. Deferred revenue is recorded for cash received from RPR for which the related expenses have not yet been incurred.

     Property and Equipment

     Property and equipment are carried at cost, less accumulated depreciation. Maintenance, repairs and minor replacements are charged to expense as incurred. Significant renewals and betterments are capitalized. Depreciation is computed using the straight-line basis over the estimated useful economic lives of the assets involved (generally two years) or, in the case of leasehold improvements, over the remaining term of the lease.

     Property and equipment consisted of the following as of June 30, 1996 and 1995:

                                                                      1996          1995
                                                                   ----------     --------
    Laboratory equipment.........................................  $1,158,472     $233,190
    Leasehold improvements.......................................     483,678      278,946
    Construction in process......................................      79,483           --
                                                                   ----------     --------
              Total property and equipment.......................   1,721,633      512,136
    Less-Accumulated depreciation................................    (333,157)     (46,620)
                                                                   ----------     --------
              Net property and equipment.........................  $1,388,476     $465,516
                                                                   ==========     ========

     Approximately $911,000 of the above equipment as of June 30, 1996, is held under capital leases and is being depreciated over the applicable lease terms (see Note 6). Construction in process at June 30, 1996, relates to the planning and design of manufacturing facilities.

     Research and Development Costs

     Research and development costs include the costs of conducting basic research, developing product applications, conducting preclinical investigations and performing clinical trials to obtain data for regulatory filings for product approvals. Research and development costs are expensed as incurred.

     Pro Forma Net Loss Per Share

     The Company's pro forma net loss per share is based on the weighted-average number of shares of common stock outstanding assuming the conversion of convertible preferred stock into common stock on the respective dates of original issuance. Pursuant to Securities and Exchange Commission Staff Accounting

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996


Bulletins, all common, preferred and common equivalent shares issued during the 12 months preceding or in contemplation of the Company's initial public offering (using the treasury stock method and an assumed initial public offering price of $6.00 per share) have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods prior to completion of the Company's initial public offering. Options and warrants granted by the Company prior to June 30, 1995, and not in contemplation of an offering have been excluded from the calculation of common and common equivalent shares outstanding because such options and warrants are antidilutive.


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

3.  CAPITAL STOCK

     Series A Convertible Preferred Stock

     In August 1994, the Company issued 3,011,423 shares of Series A preferred stock in consideration for the payment by Texas Biomedical Development Partners ("TBDP") of $527,330 of research and administrative costs incurred during the period from December 1992 through June 1994, all of which were expensed by the Company and recorded as a capital contribution.

     Holders of Series A preferred stock may receive dividends of $.10 per share per annum, noncumulative, at the discretion of the Company's board of directors. The holders of Series A preferred stock have preference in declaration and payment of any dividend over the holders of Series B preferred stock and Series C preferred stock and common stock. To date, no dividends have been declared.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A preferred stock are entitled to receive preference over any distribution to the holders of Series B and Series C preferred and common stock in the amount of $1.00 per share. The holders of Series A preferred stock have registration rights as described in the stock purchase agreement.

     Series A preferred stock is convertible at the option of the holder into common stock on a 1.2 for 1 basis, as adjusted for certain events. Series A preferred stock shall automatically be converted into common stock upon the closing of a public offering with total proceeds of at least $10,000,000. The holders of Series A preferred stock have the right to vote on all stockholder matters on an as-if-converted basis. In addition, the holders of Series A preferred stock, voting as a separate class, are entitled to elect one director of the Company.

     Series B Convertible Preferred Stock

     In October 1994, the Company entered into a stock purchase agreement with RPR. This agreement requires that RPR purchase preferred stock of the Company in multiple closings upon the occurrence of certain milestones and events.

     The first closing occurred in October 1994. At that time, RPR purchased 446,250 shares of Series B preferred stock from the Company for $2,552,550 (of which $500,000 was previously received in June 1994 and recorded as additional paid-in capital at that time) and 78,750 shares of Series A preferred stock from TBDP for $450,450.

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

     A second and third closing occurred in February 1995 and January 1996, respectively. At each of these closings, RPR purchased 170,625 shares of Series B preferred stock from the Company for $1,274,567 and 30,110 shares of Series A preferred stock from TBDP for $224,923.

     RPR may purchase additional shares of Series B preferred stock pursuant to the stock purchase agreement. RPR's purchase of certain additional stock is accelerated in the event of a public offering of common stock by the Company of at least $10,000,000 and provided there is reasonable evidence of local efficacy of a Company product in Phase I or later-stage clinical trials. In this event, the stock purchase agreement provides that the required shares and dollar amount purchased can range, at RPR's discretion, from all remaining unpurchased shares under the stock purchase agreement to a lesser amount computed based on RPR owning an amount of shares after a public offering that does not exceed 19.9% of total outstanding stock of the Company. However, the dollar amount by which the shares actually purchased by RPR is less than the dollar amount of RPR's remaining obligation for the unpurchased shares must subsequently be paid to the Company at the time there would have otherwise been closings under the stock purchase agreement. In this later event, no equity securities are required to be issued to RPR in consideration for these payments.

     Absent the events described in the preceding paragraph, the remaining shares of Series B preferred stock will be purchased by RPR in stages provided the collaboration agreements between Introgen and RPR remain in effect and upon the occurrence of certain events related to Phase I, II or III clinical trials for a product and/or products. The purchase price per share set forth in the agreement will be adjusted upward (but not downward) to equal the price per share received by the Company in the most recent equity financing of the Company if such financing raises $2,000,000 or more. In this event, the gross proceeds received at each issuance will remain the same and the number of shares issued will be reduced to yield the applicable purchase price per share. Up to 15 percent of all shares purchased by RPR, including those purchased in connection with a public offering, are subject to purchase directly from the Series A preferred stock holdings of TBDP or its successors upon the election of such by TBDP or its successors.

     Holders of Series B preferred stock may receive dividends of $0.575 per share per annum, noncumulative, at the discretion of the Company's board of directors. The holders of Series B preferred stock have preference in declaration and payment of any dividend over the holders of Series C preferred stock and common stock. To date, no dividends have been declared.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B preferred stock are entitled to receive preference over any distribution to the holders of Series C preferred stock and common stock in the amount of $5.75 per share. The holders of Series B preferred stock have registration rights as defined in the stock purchase agreement and as described in the Prospectus.

     Shares of Series B preferred stock are convertible at the option of the holder into common stock on a 1.2 for 1 basis, as adjusted for certain events. Series B preferred stock shall automatically be converted into common stock upon the closing of a public offering with total proceeds of at least $10,000,000. The holders of Series B preferred stock have the right to vote on all stockholder matters on an as-if-converted basis. In addition, the holders of Series B preferred stock, voting as a separate class, are entitled to elect one director of the Company.

     Series C Convertible Preferred Stock

     The Series C preferred stock was issued to third parties in connection with the Company's private placement of securities during the year ended June 30, 1996. Series C preferred stock carries the same rights as the Series B preferred stock except (a) the dividend rate is $0.865 per share per annum, noncumulative and the distribution amount in the event of liquidation, dissolution or winding up of the Company is $8.65 per share, both of which are preferential only to the holders of common stock, and (b) the holders of Series C

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

preferred stock are not entitled to elect any directors voting as a separate class. No dividends have been declared through June 30, 1996.

     Incentive Stock Plan

     The Incentive Stock Plan (the "Plan") provides for the granting of options, either incentive or nonstatutory, or Stock purchase rights to employees and consultants of the Company. As of June 30, 1996, 1,250,000 shares of common stock have been reserved for issuance upon exercise of stock options or stock purchase rights under the Plan. The exercise price shall be no less than the fair value at the date of the grant for incentive stock options and no less than 85% of the fair market value at date of the grant for nonstatutory options. Options granted generally vest annually over four years from the date of a recipient's commencement of services to the Company. In the event of a merger, reorganization or change in controlling ownership of the Company, all options outstanding under the Plan shall be fully vested.

     The following is a summary of option activity under the Plan:

                                                                                   EXERCISE
                                                                    OPTIONS       PRICE PER
                                                                  OUTSTANDING    COMMON SHARE
                                                                  -----------    ------------
    Balance, June 30, 1994......................................         --         $   --
      Granted...................................................    339,000          0.625
                                                                    -------
    Balance, June 30, 1995......................................    339,000          0.625
      Granted...................................................    261,000          0.625
      Canceled..................................................    (24,000)         0.625
                                                                    -------
    Balance, June 30, 1996......................................    576,000          0.625
                                                                    =======
    Exercisable at June 30, 1996................................    268,500          0.625
                                                                    =======

     As of June 30, 1996, there were 674,000 options available for grant under the Plan.

     For options granted during the year ended June 30, 1996, the Company recognized compensation expense for the excess of the deemed fair market value of the common stock on the date the options were granted ($6.00 per share) over the $0.625 exercise price per share of such options. Aggregate deferred compensation of $693,375 resulted from the issuance of these options, and compensation expense will be recognized ratably over the vesting period of each option, generally four years. The Company recognized $106,492 of this amount as compensation expense during the year ended June 30, 1996.

     The Financial Accounting Standards Board has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's year ended June 30, 1997. SFAS No. 123 allows the Company to adopt one of two methods of accounting for stock options. The Company currently intends to adopt the method that approximates its current accounting treatment. SFAS No. 123 will require the Company to disclose for the year ended June 30, 1997, the effect of adoption of the alternative method, which would generally require the Company to record compensation expense equal to the valuation of a stock option on the grant date.

     Warrants

     In connection with the issuance of the Series C preferred stock, the Company issued warrants, at a nominal fee, to purchase 102,251 shares of common stock for $7.929 per share, subject to certain adjustments, to the investment banking firms that assisted in the sale of the Series C preferred stock. These warrants expire in 2001. The value of these warrants on the date issued was not significant.

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

4.  FEDERAL INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of liabilities and assets using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation should be provided.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the years ended June 30, 1996 and 1995, is as follows:

                                                                         1996        1995
                                                                         -----       -----
    Statutory rate.....................................................  (34.0)%     (34.0)%
    Increase in deferred tax valuation allowance.......................   30.8        33.4
    Stock option compensation not deductible...........................    2.2          --
    Disallowance of business meals and entertainment...................    0.6         0.4
    Other..............................................................    0.4         0.2
                                                                         -----       -----
                                                                            --%         --%
                                                                         =====       =====

     The components of the Company's deferred tax assets at June 30, 1996 and 1995, are as follows:

                                                                    1996           1995
                                                                 -----------     ---------
    Net operating loss carryforwards...........................  $   530,400     $ 391,500
    Capitalized start-up costs.................................      115,800       140,400
    Research and development tax credits.......................       12,500        20,000
    Technology license.........................................       51,200        51,200
    Tax basis of property and equipment in excess of book
      basis....................................................      229,300        29,200
    Prepaid sponsored research.................................       45,800            --
    Capital leases.............................................       55,100            --
    Other......................................................       18,900        25,500
                                                                  ----------      --------
    Total deferred tax assets..................................    1,059,000       657,800
    Less valuation allowance...................................   (1,059,000)     (657,800)
                                                                  ----------      --------
    Net deferred tax assets....................................  $        --     $      --
                                                                  ==========      ========

     As of June 30, 1996, the Company has generated net operating loss ("NOL") carryforwards of approximately $1.6 million and research and development credits of approximately $12,500 available to reduce future income taxes. These carryforwards begin to expire in 2008. A change in ownership, as defined by federal income tax regulations, could significantly limit the Company's ability to utilize its carryforwards. The Company's ability to utilize its current and future NOLs to reduce future taxable income and tax liabilities may be limited. Additionally, because Federal tax laws limit the time during which these carryforwards may be applied against future taxes, the Company may not be able to take full advantage of these attributes for federal income tax purposes. As the Company has had cumulative losses and there is no assurance of future taxable income, a valuation allowance has been established to fully offset the deferred tax asset at June 30, 1996 and 1995. The valuation allowance increased $401,200 and $413,300 for the years ended June 30, 1996 and 1995, respectively, primarily due to the Company's losses.

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

5.  LICENSE AND RESEARCH AGREEMENTS

     Patent and Technology License Agreement With the University of Texas System

     In July 1994, the Company entered into a patent and technology license agreement with the Board of Regents of The University of Texas System (the "System") and UTMDACC, a component institution of the System, whereby the Company has an exclusive, worldwide license to use certain technology. In exchange for the grant of this exclusive license, the Company issued 1,449,498 and 963,862 shares of common stock to the System and Technology Capital Corporation, respectively, pursuant to an agreement with the System. The shares issued to the System were recorded at their fair value at the date issued as estimated by the Company's management. The fair value of the license was charged to expense upon issuance of the shares. Beginning with the first commercial sale of a product incorporating the licensed technologies, the Company will pay UTMDACC, for the longer of 15 years or the life of the patent, a royalty based on net sales by the Company or its affiliates or by sublicense agreement of products incorporating any of such technologies. The Company is obligated by the agreement to reimburse any of UTMDACC's costs that may be incurred in connection with obtaining patents related to the licensed technologies.

     Sponsored Research

     Under sponsored research agreements, Introgen funds certain research performed by researchers at UTMDACC and other institutions to further the development of technologies being investigated that could have potential commercial viability. By sponsoring and funding this research, Introgen has the right to include certain patentable inventions arising therefrom under its patent and technology license agreement with the System. During fiscal year 1996, the Company paid approximately $2,331,000 pursuant to these agreements and has committed to pay a minimum of approximately $557,000 and $135,000 in fiscal year 1997 and 1998, respectively, to continue funding research activities. Amounts due under these agreements are recorded as research and development expense as the costs are incurred. At June 30, 1996, by mutual agreement with UTMDACC, the Company prepaid $296,000 pursuant to these agreements which is included as prepaid sponsored research in the accompanying balance sheet and which will be expensed as the costs are incurred in fiscal 1997.

6.  COMMITMENTS AND CONTINGENCIES

     Lease Commitments

     The Company is obligated under various capital and operating leases for equipment and facilities which expire at various dates through June 2000. Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of June 30, 1996, are as follows:

                                                                   CAPITAL        OPERATING
                                                                    LEASES         LEASES
                                                                   --------       ---------
    Year ending June 30,
      1997.......................................................  $631,812       $ 501,583
      1998.......................................................   133,002          91,350
      1999.......................................................        --          55,450
      2000.......................................................        --           7,592
                                                                   --------        --------
    Total minimum lease payments.................................   764,814       $ 655,975
                                                                                   ========
    Less-Amount representing interest............................   (60,473)
                                                                   --------
    Present value of net minimum capital lease payments..........   704,341
    Less-Current portion of capital lease obligations............   574,252
                                                                   --------
    Capital lease obligations, net of current portion............  $130,089
                                                                   ========

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

     Retirement Plan

     The Company has an employee retirement savings and investment plan intended to qualify under Section 401(k) of the Internal Revenue Code. Employees may contribute a portion of their compensation to the plan up to a statutorily prescribed annual amount ($9,500 in 1996). This plan permits matching contributions by the Company of which none have been made.

7.  RELATED PARTIES

     Introgen's President and Chief Executive Officer and another officer of the Company are owners in or otherwise associated with other companies that are stockholders of the Company. The Company paid the companies, with which these officers are associated, consulting fees of $325,000 during each of the years ended June 30, 1996 and 1995, and is obligated to pay them $150,000 for the year ended June 30, 1997, in consideration for their services as officers of Introgen. See Note 8.

     The Company has a consulting agreement with the physician primarily responsible for the creation of its technology who is also a stockholder of Introgen. Under this consulting agreement, Introgen paid him fees of $63,750 and $42,500 during the fiscal years ended June 30, 1996 and 1995, respectively, and is obligated to pay him fees in the amounts of $93,750 and $118,750 during the fiscal years ending June 30, 1997 and 1998, respectively. While this agreement provides for continued payment of fees through 2009, the Company can, upon one year's notice, cancel this agreement effective September 1997 or later. In addition, the Company has consulting agreements with various other individuals under which the Company is obligated to pay fees in the amount of $37,750 during the year ended June 30, 1997.

8.  SUBSEQUENT EVENTS

     Public Offering of Common Stock

     Subsequent to June 30, 1996, the Board of Directors authorized the filing of a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering is consummated under terms presently anticipated, all of the preferred stock outstanding will automatically convert upon closing into 5,220,409 shares of common stock and the Company will file a restated Certificate of Incorporation authorizing 5,000,000 shares of undesignated preferred stock. The pro forma balances of the stockholders' equity accounts at June 30, 1996 assuming this conversion are as follows:

                                                                      JUNE 30, 1996
                                                              -----------------------------
                                                                ACTUAL           PRO FORMA
                                                              -----------       -----------
                                                                                (UNAUDITED)
    Preferred Stock.........................................  $     4,350       $        --
    Common Stock............................................        2,443             7,663
    Additional paid-in capital..............................   10,743,332        10,742,462
    Deferred compensation...................................     (586,883)         (586,883)
    Accumulated deficit.....................................   (3,243,573)       (3,243,573)
                                                              -----------       -----------
    Stockholders' equity....................................  $ 6,919,669       $ 6,919,669
                                                              ===========       ===========

     Stock Option and Purchase Plans


     Subsequent to June 30, 1996, the Company issued options under its Incentive Stock Plan to purchase 170,354 shares of common stock at an exercise price of $0.73. In conjunction therewith, the Company will record deferred compensation of approximately $892,000 during the three months ending September 30,

                          INTROGEN THERAPEUTICS, INC.

                                 JUNE 30, 1996

1996. Compensation expense will be recognized ratably over the vesting period of each option which is generally four years. In addition, the Board of Directors approved an increase of the shares reserved for issuance under this plan to a total of 1,750,000 subject to the closing of the public offering of common stock.

     In August 1996, the Board of Directors approved a Director Option Plan subject to the closing of the public offering of common stock. The Plan provides for the grant of options to purchase common stock to nonemployee members of the Company's Board of Directors as compensation for their services. Upon initial election to the Board of Directors, a director will be issued options to purchase 10,000 shares of common stock with such options vesting annually at the rate of 25% per year. At each reelection to the Board of Directors, a director will be issued options to purchase an additional 2,000 shares of common stock with such options vesting at the rate of 12.5% per month. In the event of a merger, sale of substantially all of the Company's assets or change in the ownership of the Company, all options outstanding under the Plan shall be fully vested. These options allow the holder to purchase common stock at a price equal to its fair market value at the date the option is granted. The Company has reserved 200,000 shares of common stock for issuance under this plan. No options have been issued under this plan.

     In August 1996, the Company approved an Employee Stock Purchase Plan subject to the closing of the public offering of common stock. Under this plan, an eligible employee may designate up to 10% of their compensation for the purchase of common stock directly from the Company at a price equal to 85% of the fair market value of common stock determined as defined in the plan. The Company has reserved 100,000 shares for issuance under this plan. No common stock has been sold by the Company under this plan.

     Warrants


     In August 1996, the Company issued to an individual, for a nominal fee, a warrant to purchase 12,000 shares of common stock for an exercise price of $0.73 per share. In conjunction with this warrant issuance, the Company will recognize approximately $63,000 in expenses for the services provided by the individual during the year ended June 30, 1997. The warrant expires in 2001.


     Employment Agreement

     In August 1996, the Company entered into an employment agreement with its President and Chief Executive Officer under which the Company is obligated to pay him $225,000 annually through July 31, 1998.

     Stock Split

     In August 1996, the Board of Directors approved a 1.2 for 1 stock split. An amount equal to the increased par value of the common shares has been reflected as a transfer from additional paid-in capital to common stock. Retroactive effect has been given to the stock split in stockholders' equity and in all share and per share data in the accompanying financial statements.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

INSIDE FRONT COVER:

HEADER: "Introgen seeks to treat cancer by delivering its p53 in vivo gene therapy products directly to the tumor.

SUBHEADER: "p53 gene therapy for non-small cell lung cancer."

     (LEFT SIDE): This diagram depicts the progression of cancer cells when treated with the p53 therapeutic gene. There are three phases of this process, each described vertically along the left half of the diagram.

     The three phases are:

     1. A group of cancerous cells being delivered the p53 therapeutic gene, with the text "Vectors deliver p53 gene to cells" next to sketch;

     2. The same group of cells with the gene depicted to be inside the cell, with the text "p53 protein produced in cell;" and,

     3. The cells are shown going through stages of destruction or arrest, with the text "p53 protein induces programmed cell death (apoptosis) or growth arrest."

     (RIGHT SIDE): This illustration is a silhouette of a man, with the lungs and air passageway visible, with a tumor visible in the left lung. A syringe is shown with a needle being injected into the tumor.

PAGE 24   -- FIGURE 1

     TITLE: "Theoretical Depiction of Tumor Suppressor p53 Inducing Cancer Cells To Undergo Apoptosis or Growth Arrest"

     This illustration shows a standard cell cycle circular diagram on the lower left portion of the illustration, with the following phrases describing the steps of the cycle; these include

     1. G1 -- Preparation For DNA Synthesis

     2. S -- DNA Synthesis

     3. G2 -- Preparation For Cell Division

     4. M -- Cell Division

     An arrow is shown leaving the "M" portion of the cycle, showing cancer cells forming as a function of mutated cell growth. A hexagon depicting p53 is shown entering the "G1" portion of the cycle, with two arrows leaving the cell cycle, indicating the effect of the p53 therapeutic material injected.

     One arrow points to a depiction of cell destruction, with the description, "Apoptosis (Programmed Cell Death)." The second arrow points to a depiction of a cell in growth arrest, with the description "Growth Arrest."

PAGE 25   -- FIGURE 2

     TITLE: "Theoretical Depiction of K-ras Antisense Gene Therapy Inhibiting
            Abnormal Growth of Cancer Cells"

     This diagram illustrates a semi-circularly shaped cell broken into three layers: the cell surface, cytoplasm and nucleus. the cell is further separated, through the middle, into two parts to illustrate (1) cancer and (2) the inhibition of cell growth.

     The right half of the cell shows an oval with the phrase "Growth Signals," with an arrow pointing to an oval on the cell surface which is titled, "Receptor." A hexagon with a double-helix symbol is shown by an arrow as entering the cytoplasm portion of the cell, with the words, "K-ras Antisense Gene Therapy" next to the hexagon. An arrowhead line is drawn from the "Receptor" oval to a circle titled, "ras off," and another arrowhead line is drawn to a triangle titled "ras on," with a reverse direction arrowhead line pointed back to the "ras off" circle symbolizing the "on-off" regulation the ras pathway controls. Arrows are drawn to a rectangle inside the cell nucleus with the words, "Cell growth genes regulated normally," and a subtitle at the bottom of this half of the diagram saying, "Inhibition of cancer cell growth."

     The left half of the cell is identical to the right half, except the "K-ras" antisense gene therapy" hexagon is not shown. The "ras on" triangle is larger than in the right half illustration, and the arrow from "ras off" to "ras on" is thicker and darker than the other direction, implying a propensity for the ras signal to remain activated ("on"). The "ras on" triangle has arrows entering the cell nucleus where a rectangle indicates "Cell growth genes activated." A subtitle at the bottom of this half of the diagram says "Cancer."

---------------------------------------------------------
---------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN
CONNECTION WITH THIS OFFERING OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY
CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                                ----
Prospectus Summary............................     3
Risk Factors..................................     6
Use of Proceeds...............................    16
Dividend Policy...............................    16
Capitalization................................    17
Dilution......................................    18
Selected Financial Data.......................    19
Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations.......................    20
Gene Therapy Cancer Treatment.................    23
Business of Introgen..........................    27
Management....................................    43
Certain Transactions..........................    49
Principal Stockholders........................    51
Description of Capital Stock..................    53
Shares Eligible for Future Sale...............    55
Underwriting..................................    56
Legal Matters.................................    57
Experts.......................................    57
Available Information.........................    57
Glossary of Terms and Acronyms................    58
Financial Statements..........................   F-1

                            ------------------------

  UNTIL         , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF
DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

---------------------------------------------------------
---------------------------------------------------------

---------------------------------------------------------
---------------------------------------------------------


                                2,500,000 SHARES


                                      LOGO
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED

                             GENESIS MERCHANT GROUP
                                    SECURITIES
                            ------------------------
                                           , 1996

---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market System listing fee.

                                                                                  AMOUNT
                                                                                TO BE PAID
                                                                                ----------
    Registration Fee..........................................................   $ 14,000
    NASD Filing Fee...........................................................      4,548
    The Nasdaq National Market System Listing Fee.............................     23,400
    Printing..................................................................    100,000
    Legal Fees and Expenses...................................................    400,000
    Accounting Fees and Expenses..............................................    150,000
    Blue Sky Fees and Expenses................................................     25,000
    Registrar and Transfer Agent Fees.........................................     10,000
    Miscellaneous.............................................................     23,052
                                                                                 --------
              Total...........................................................   $750,000
                                                                                 ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     (a) From inception through June 30, 1996, the Registrant has issued and sold the following unregistered securities:

          (1) From August 23, 1994 to September 28, 1994, the Registrant sold 2,443,360 shares of Common Stock to eight investors at an average price of $0.06 per share.

          (2) On August 23, 1994, the Registrant sold 3,011,423 shares of Series A Preferred Stock to one investor at a price of $0.18 per share.

          (3) On October 7, 1994 the Registrant sold 446,250 shares of Series B Preferred Stock to RPR at $5.72 per share for $2,552,550. In February 1995, the Registrant sold 170,625 shares of Series B Preferred Stock to RPR at $7.47 per share for $1,274,567. In January 1996, the Registrant sold 170,625 shares of Series B Preferred Stock to RPR at $7.47 per share for $1,274,567.

          (4) From March 29, 1996 to June 28, 1996 the Registrant sold 551,410 shares of Series C Preferred Stock to 26 Investors at $8.65 per share.

     (b) The Registrant was assisted in the issuance and sale of the Series C Preferred Stock by Genesis Merchant Group Securities and Harris, Webb & Garrison, Inc.

     (c) The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

         1.1*      Form of Underwriting Agreement.
         3.1*      Certificate of Incorporation of the Company, as amended, as currently in effect.
         3.2*      Form of Restated Certificate of Incorporation of the Company, to be filed immediately following the closing of the offering made under this
                   Registration Statement.
         3.3*      Bylaws of the Company.
         4.1*      Specimen Common Stock Certificate.
         5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
        10.1*      Form of Indemnification Agreement between the Company and each of its directors and officers.
        10.2*      Incentive Stock Plan and form of Stock Option Agreement thereunder.
        10.3*      Director Option Plan and form of Director Stock Option Agreement thereunder.
        10.4*      Employee Stock Purchase Plan and forms of agreements thereunder.
        10.5*      Series A Preferred Stock Purchase Agreement, dated August 23, 1994, between the Company and Texas Biomedical Development Partners.
        10.6*+     Series B Preferred Stock Purchase Agreement, dated October 7, 1994, between the Company and RPR, as amended.
        10.7*      Form of Series C Preferred Stock Purchase Agreement between the Company and certain investors.
        10.8*      Lease Agreement, dated February 9, 1996, between the Company and Aetna
                   Life Insurance Company for the Company's facility located at 301 Congress
                   Avenue, Suite 1850, Austin, Texas, 78701.
        10.9A*     Sublease Agreement, dated February 1, 1995 between the Company and Bee-Mac
                   Reference Laboratories, Inc. for the Company's facility located at 8080
                   North Stadium Drive, #1200, Houston, Texas, 77059.
        10.9B*     Addendum to Sublease Agreement by and between the Company and Bee-Mac
                   Reference Laboratories, Inc., dated November 1, 1995.
        10.10*     Lease Agreement, dated June 7, 1996, between the Company and Plaza del Oro
                   Business Center for the Company's facility located at 8012 El Rio,
                   Houston, Texas 77054.

        10.11*+    Patent and Technology License Agreement, effective as of July 20, 1994, by and between the Board of Regents of the University of Texas System,
                   UTMDACC and the Company, as amended.
        10.12*+    Sponsored Research Agreement for Clinical Study, No. CS 93-27, dated
                   February 11, 1993, between the Company and UTMDACC, as amended.
        10.13*+    Sponsored Research Agreement No. SR95-012, dated September 21, 1995 between the Company and UTMDACC, as amended.
        10.14*+    Sponsored Research Agreement No. SR 93-04, dated February 11, 1993 between
                   UTMDACC and the Company, as amended.
        10.15*+    Sponsored Laboratory Study Agreement No. LS95-035 between UTMDACC and the
                   Company, dated September 21, 1995.
        10.16*+    Sponsored Research Agreement No. SR 96-004 between the Company and
                   UTMDACC, dated January 17, 1996.
        10.17*+    Sponsored Research Agreement, dated March 29, 1996, between the Company and SKCC.
        10.18*+    License Agreement, dated March 29, 1996 between the Company and SKCC.
        10.19*     Consulting Agreement between the Company and Jack A. Roth, M.D., effective as of October 1, 1994.
        10.20*     Consulting Agreement between EJ Financial Enterprises, Inc. and Introgen, effective as of July 1, 1994.
        10.21*     Service Agreement between Introgen and Domecq Technologies, Inc. effective as of July 1, 1994.
        10.22*+    Collaboration Agreement (p53 Products), effective as of October 7, 1994, between the Company and RPR, as amended.
        10.23*+    Collaboration Agreement (K-ras Products), effective as of October 7, 1994, between the Company and RPR, as amended.
        10.24*+    Letter of Intent dated March 26, 1996 between NCI, the Company and RPR regarding a CRADA.
        10.25*     Employment Agreement dated August 1, 1996 between the Company and David G.
                   Nance.
        11.1       Calculation of earnings per share.
        23.1       Consent of Arthur Andersen LLP, Independent Public Accountants.
        23.2*      Consent of Counsel (included in Exhibit 5.1).
        23.3*      Consent of Arnold, White & Durkee, patent counsel for the Company.
        24.1*      Power of Attorney.


---------------

 +  Confidential treatment granted for portions of these agreements.


 *  Previously filed.

     (b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 12th day of November, 1996.


                                          INTROGEN THERAPEUTICS, INC.

                                          By: /s/  DAVID G. NANCE

                                            ------------------------------------
                                                       David G. Nance
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                               TITLE                        DATE
-------------------------------------    -------------------------------    ------------------
/s/  DAVID G. NANCE                      President, Chief Executive         November 12, 1996
-------------------------------------    Officer (Principal Executive
David G. Nance                           Officer) and Director
*/s/  MAHENDRA G. SHAH, PH.D.            Vice President, Corporate and      November 12, 1996
-------------------------------------    Business Development and
Mahendra G. Shah, Ph.D.                  Director
/s/  JAMES W. ALBRECHT, JR.              Chief Financial Officer            November 12, 1996
-------------------------------------    (Principal Financial and
James W. Albrecht, Jr.                   Accounting Officer)
*/s/  JOHN N. KAPOOR, PH.D.              Chairman of the Board              November 12, 1996
-------------------------------------
John N. Kapoor, Ph.D.
*/s/  THIERRY SOURSAC, M.D., PH.D.       Director                           November 12, 1996
-------------------------------------
Thierry Soursac, M.D., Ph.D.
*/s/  AUSTIN M. LONG, III                Director                           November 12, 1996
-------------------------------------
Austin M. Long, III
*/s/  MARK B. CHANDLER, PH.D.            Director                           November 12, 1996
-------------------------------------
Mark B. Chandler, Ph.D.
*By /s/  DAVID G. NANCE
    ---------------------------------
    David G. Nance, Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                                   EXHIBIT                              PAGE NUMBER
-----------     -------------------------------------------------------------------
     1.1*       Form of Underwriting Agreement.....................................
     3.1*       Certificate of Incorporation of the Company, as amended, as currently in effect................................................
     3.2*       Form of Restated Certificate of Incorporation of the Company, to be
                filed immediately following the closing of the offering made under this Registration Statement........................................
     3.3*       Bylaws of the Company..............................................
     4.1*       Specimen Common Stock Certificate..................................
     5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation........................................................
    10.1*       Form of Indemnification Agreement between the Company and each of its directors and officers.........................................
    10.2*       Incentive Stock Plan and form of Stock Option Agreement
                thereunder.........................................................
    10.3*       Director Option Plan and form of Director Stock Option Agreement thereunder.........................................................
    10.4*       Employee Stock Purchase Plan and forms of agreements thereunder....
    10.5*       Series A Preferred Stock Purchase Agreement, dated August 23, 1994, between the Company and Texas Biomedical Development Partners......
    10.6*+      Series B Preferred Stock Purchase Agreement, dated October 7, 1994, between the Company and RPR, as amended............................
    10.7*       Form of Series C Preferred Stock Purchase Agreement between the
                Company and certain investors......................................
    10.8*       Lease Agreement, dated February 9, 1996, between the Company and
                Aetna Life Insurance Company for the Company's facility located at
                301 Congress Avenue, Suite 1850, Austin, Texas, 78701..............
   10.9A*       Sublease Agreement, dated February 1, 1995 between the Company and
                Bee-Mac Reference Laboratories, Inc. for the Company's facility located at 8080 North Stadium Drive, #1200, Houston, Texas,
                77059..............................................................
   10.9B*       Addendum to Sublease Agreement by and between the Company and
                Bee-Mac Reference Laboratories, Inc., dated November 1, 1995.......
   10.10*       Lease Agreement, dated June 7, 1996, between the Company and Plaza del Oro Business Center for the Company's facility located at 8012
                El Rio, Houston, Texas 77054.......................................
   10.11*+      Patent and Technology License Agreement, effective as of July 20,
                1994, by and between the Board of Regents of the University of
                Texas System, UTMDACC and the Company, as amended..................
   10.12*+      Sponsored Research Agreement for Clinical Study, No. CS 93-27,
                dated February 11, 1993, between the Company and UTMDACC, as amended............................................................
   10.13*+      Sponsored Research Agreement No. SR95-012, dated September 21, 1995 between the Company and UTMDACC, as amended........................
   10.14*+      Sponsored Research Agreement No. SR 93-04, dated February 11, 1993 between UTMDACC and the Company, as amended........................
   10.15*+      Sponsored Laboratory Study Agreement No. LS95-035 between UTMDACC and the Company, dated September 21, 1995..........................
   10.16*+      Sponsored Research Agreement No. SR 96-004 between the Company and
                UTMDACC, dated January 17, 1996....................................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
EXHIBIT NO.                                   EXHIBIT                              PAGE NUMBER
-----------     -------------------------------------------------------------------
   10.17*+      Sponsored Research Agreement, dated March 29, 1996, between the
                Company and SKCC...................................................
   10.18*+      License Agreement, dated March 29, 1996 between the Company and
                SKCC...............................................................
   10.19*       Consulting Agreement between the Company and Jack A. Roth, M.D., effective as of October 1, 1994....................................
   10.20*       Consulting Agreement between EJ Financial Enterprises, Inc. and
                Introgen, effective as of July 1, 1994.............................
   10.21*       Service Agreement between Introgen and Domecq Technologies, Inc.
                effective as of July 1, 1994.......................................
   10.22*+      Collaboration Agreement (p53 Products), effective as of October 7,
                1994, between the Company and RPR, as amended......................
   10.23*+      Collaboration Agreement (K-ras Products), effective as of October
                7, 1994, between the Company and RPR, as amended...................
   10.24*+      Letter of Intent dated March 26, 1996 between NCI, the Company and
                RPR regarding a CRADA..............................................
   10.25*       Employment Agreement dated August 1, 1996 between the Company and
                David G. Nance.....................................................
    11.1        Calculation of earnings per share..................................
    23.1        Consent of Arthur Andersen LLP, Independent Public Accountants.....
    23.2*       Consent of Counsel (included in Exhibit 5.1).......................
    23.3*       Consent of Arnold, White & Durkee, patent counsel for the
                Company............................................................
    24.1*       Power of Attorney..................................................


---------------

 +  Confidential treatment granted for portions of these agreements.


 *  Previously filed.